Exhibit 2.1
PURCHASE AGREEMENT
by and among
GOLDENBERG HEHMEYER & CO.
and
GOLDENBERG LLC,
HEHMEYER LLC,
GHCO PARTNERS LLC,
GH TRADERS LLC,
EACH OF THE PRINCIPALS
LISTED ON THE SIGNATURE PAGES HERETO,
and
SAI HOLDINGS, INC.
GHP1, INC.
GHP2, LLC
and
CHRISTOPHER HEHMEYER,
IN HIS CAPACITY AS SELLERS’ REPRESENTATIVE
relating to the purchase and sale of
all of the partnership interests of
GOLDENBERG HEHMEYER & CO.
Dated as of November 6, 2006

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(continued)

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(continued)

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(continued)

Schedules and Exhibits

Schedule 1	—	Information Regarding Partners and Interests

Schedule 1.3	—	Wire Transfer Instructions

Schedule 2	—	Key Employees

Schedule 7.2 (f)	—	Consents

Schedule 10.1	—	Addresses of Sellers and Sellers’ Representative

Exhibit A	—	Buyers’ Closing Certificate
Exhibit B	—	Sellers’ Closing Certificate
Exhibit C	—	Assignment and Assumption Agreement
Exhibit D	—	Initial Press Release
Exhibit E	—	Joint Ventures
Exhibit F	—	Form of Sellers’ Counsel Opinion
Exhibit G	—	Book Value
Exhibit H	—	Non-Competition Agreement
Exhibit I	—	Transition Services Agreement

Sellers Disclosure Schedule

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PURCHASE AGREEMENT
     PURCHASE AGREEMENT, dated as of November 6, 2006 (the “Agreement”), by and among Goldenberg, Hehmeyer & Co., an Illinois general partnership (the “Partnership”), Goldenberg LLC, Hehmeyer LLC, GHCO Partners LLC and GH Traders LLC, the partners in the Partnership (each a “Partner”), Ralph Goldenberg and Christopher Hehmeyer, the principal beneficial owners of the Partners (each a “Principal” and each Partner and Principal, a “Seller” and collectively, the “Sellers”), SAI Holdings, Inc., a Texas corporation (“SAI”), GHP1, Inc., a Texas corporation (“GHP1”) and GHP2, LLC, a Delaware limited liability company (“GHP2”, GHP1 and GHP2, the “New Partners” and New Partners and SAI collectively, the “Buyers”), and Christopher Hehmeyer, in his capacity as Sellers’ Representative (as defined in Section 1.8).
     WHEREAS, Partners are all of the partners in the Partnership and the record and beneficial owners of all of the issued and outstanding partnership interests (the “Partnership Interests” or “Interests”) as more particularly set forth on Schedule 1 hereto.
     WHEREAS, the Principals are the principal beneficial owners of membership interests in the Partners and will receive the benefit of most of the consideration payable pursuant to this Agreement.
     WHEREAS, the New Partners desire to become partners in the Partnership and Sellers desire to sell their Interests to Buyers, and Buyers desire to purchase the Interests from Sellers, upon the terms and subject to the conditions set forth in this Agreement.
     WHEREAS the Principals are exchange members or hold trading seats on certain trading exchanges and clearing organizations (including the Chicago Board of Trade and Chicago Mercantile Exchange) and have agreed as part of the transactions contemplated by this Agreement to lease to the Partnership such seats.
     WHEREAS certain capitalized terms used in this Agreement are defined in Section 10.14.
     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE
     1.1 Purchase and Sale of the Interests.
          (a) Upon the terms and subject to the conditions of this Agreement, each Partner hereby agrees, at Closing, to sell, assign, transfer, convey and deliver to the New Partners, and the New Partners shall purchase and accept from each Partner, the Interests owned by such Partner, as set forth on Schedule 1 hereto, free and clear of all Liens. The aggregate purchase price for the Interests is (i) Thirty-Five Million Dollars ($35,000,000) as adjusted pursuant to Section 1.4 (the “Initial Purchase Price”), plus (ii) the Earnout Consideration, if any, as defined in Section 1.6 (together, the “Purchase Price”) subject to Section 1.5(b). The Purchase Price shall be paid as provided in this Article I, and the purchase and sale of the Interests is referred to in this Agreement as the “Acquisition.” All payments to be made to Partners hereunder shall be made in accordance with such Partners’ applicable pro rata percentage ownership of the Interests as set forth opposite the name of the applicable Partner on Schedule 1. The Initial Purchase Price shall be payable in cash or in a combination of cash and Parent Stock as set forth opposite the name of the applicable Partner on Schedule 1. To the extent payable in Parent Stock and subject to the legend requirements and other restrictions on such stock, payments of Parent Stock will be effected by crediting to a brokerage account specified by the relevant Partner or Sellers’ Representative (as applicable). Any adjustment payments to the Initial Purchase Price payable pursuant to Section 1.5 shall be payable solely in cash.
          (b) The Partnership and each Seller hereby consent to the sale of the Interests by the Sellers pursuant to this Agreement and waive any restrictions on transfer or any right to purchase such Interests. Each Seller hereby consents to the Partnership’s execution and delivery of this Agreement and the transactions contemplated hereby. Promptly following execution of this Agreement, the Partnership shall adopt an amendment to Partnership Agreement providing for the Partnership to be subject to the Illinois Uniform Partnership Act (1997). Each partner of the Partnership elects to continue the Partnership following the Closing and agrees and acknowledges that the consummation of Acquisition shall not constitute a dissolution or winding up of the Partnership. Each Partner waives any right to request a dissolution or winding up of the Partnership consequent upon the Acquisition.
     1.2 Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Parent, 1700 Pacific Avenue, Suite 1400, Dallas, TX 75201 on a date to be specified by the parties that shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.”
     1.3 Transactions Effected at the Closing.
          (a) At Closing, the Buyers shall:
                (i) pay to the Sellers’ Representative the Initial Purchase Price, subject to adjustment pursuant to Section 1.4 hereof and any withholding or similar requirements, less the Holdback Amount, by wire transfer in immediately available funds to the account or accounts set forth on Schedule 1.3; provided, however, that Buyers will direct a portion of such payment to any legal counsel or accountants of the Partnership in payment of legal or accounting expenses incurred by the Partnership in connection with the transactions contemplated by this Agreement as set forth in a schedule delivered to the Buyers by the Sellers’ Representative prior to the Closing, provided, further, that, subject to Section 1.9, to the extent any Partner is to receive Parent Stock on account of its share of the Initial Purchase Price, the number of shares of Parent Stock to be received by such Partner shall be determined by dividing the portion of the Initial Purchase Price to be received by such Partner in Parent Stock (as set forth on Schedule 1) by the Parent Valuation as of the Closing Date, provided, further, that no fractional shares of Parent Stock shall be issued, but the number of shares of Parent Stock shall be rounded down to the nearest share and the amount of cash consideration adjusted accordingly; and
                (ii) deliver to Seller’s Representative
                     (A) with respect to the Interests to be purchased by it, an assignment and assumption agreement duly executed by each New Partner and such other instrument of sale, transfer, conveyance and assignment reasonably required to transfer the Interests to be purchased by the applicable New Partner; and
                     (B) a duly executed Buyers’ Closing Certificate dated the Closing Date substantially in the form of Exhibit A.
          (b) At Closing, each Partner shall deliver to Buyers:
                (i) certificates (if any) representing the Interests owned by each Partner duly endorsed or accompanied by transfer documents duly endorsed in blank, with any required transfer stamps affixed thereto;
                (ii) an assignment and assumption agreement substantially in the form of Exhibit C and such other documents and instruments of sale, transfer, conveyance and assignment necessary to vest in the applicable New Partner all of such Partner’s right, title and interest in and to the Interests to be transferred to such New Partner, free and clear of all Liens;
                (iii) a duly executed Sellers’ Closing Certificate dated the Closing Date substantially in the form of Exhibit B;
                (iv) resolutions of the Partnership in form and substance satisfactory to the Buyers, approving the transfers of the Interests of the Partners to the New Partners, electing to continue the Partnership and waiving any rights to dissolve or liquidate the Partnership;
                (v) an amendment to the partnership agreement for the Partnership reflecting the admission of the New Partners and the transfer of the Interests of the Partners to the New Partners; and
                (vi) such other documents, instruments or certificates required to be delivered by Sellers at Closing pursuant to this Agreement, including Article VII.
     Following the Closing, the Sellers’ Representative shall distribute to each Seller such Seller’s pro rata percentage of the Initial Purchase Price (less the Holdback Amount), as set forth in Schedule 1 hereto.

     1.4 Adjustment to Purchase Price.
          (a) As soon as practicable, within one hundred twenty (120) days after the Closing Date, Buyers will prepare, or cause to be prepared, and deliver to the Sellers’ Representative a statement (the “Closing Statement”), which shall set forth Buyers’ calculation of Book Value and Memberships Value as at Closing and the resulting Adjusted Book Value as of the Closing Date (“Closing Adjusted Book Value”). The Sellers’ Representative shall assist Buyers, as and to the extent requested by Buyers, in preparing such Closing Statement.
          (b) Upon receipt from Buyers, the Sellers’ Representative shall have thirty (30) days to review the Closing Statement (the “Review Period”). If the Sellers’ Representative disagrees with Buyers’ computation of Closing Adjusted Book Value, the Sellers’ Representative may, on or prior to the last day of the Review Period, deliver a notice to Buyers (the “Notice of Objection”), which sets forth the objections to Buyers’ calculation of Closing Adjusted Book Value. Any Notice of Objection shall specify those items or amounts with which the Sellers’ Representative disagrees, together with a reasonable written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Sellers’ Representative’s calculation of Closing Adjusted Book Value based on such objections. To the extent not set forth in the Notice of Objection, the Sellers’ Representative shall be deemed to have agreed with Buyers’ calculation of all other items and amounts contained in the Closing Statement.
          (c) Unless the Sellers’ Representative delivers the Notice of Objection to Buyers within the Review Period, the Sellers’ Representative shall be deemed to have accepted Buyers’ calculation of Closing Adjusted Book Value, and the Closing Statement shall be final, conclusive and binding. If the Sellers’ Representative delivers the Notice of Objection to Buyers within the Review Period, Buyers and the Sellers’ Representative shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Adjusted Book Value. If, at the end of such period or any mutually agreed extension thereof, Buyers and the Sellers’ Representative are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to an accounting expert, who shall be one of the Big Four accounting firms selected by Buyers or such other firm designated by Buyers and consented to by Sellers (such consent not to be unreasonably withheld) (the “Accounting Expert”). The parties shall instruct the Accounting Expert promptly to review this Section 1.4 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Adjusted Book Value set forth in the Closing Statement requires adjustment. The Accounting Expert shall base its determination solely on written submissions by Buyers and the Sellers’ Representative and not on an independent review. The Buyers and the Sellers’ Representative shall make available to the Accounting Expert all relevant books and records and other items reasonably requested by the Accounting Expert. The parties shall request that the Accounting Expert deliver to Buyers and the Sellers’ Representative, as promptly as practicable but in no event later than 45 days after its retention, a report that sets forth its resolution of the disputed items and amounts and its calculation of Closing Adjusted Book Value provided, that in no event shall Closing Adjusted Book Value as determined by the Accounting Expert be less than Buyers’ calculation of Closing Adjusted Book Value set forth in the Closing Statement nor more than the Sellers’ Representative’s calculation of Closing Adjusted Book Value set forth in the Notice of Objection and the Accounting Expert shall make adjustment (if any) only with respect to the items and amounts disputed by Buyers or Sellers’ Representatives (as applicable). The decision of the Accounting Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Accounting Expert shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. Each party agrees to execute, if requested by the Accounting Expert, a reasonable engagement letter, including customary indemnities in favor of the Accounting Expert.
     1.5 Payment of Purchase Price Adjustment.
          (a) Within three Business Days after the Closing Adjusted Book Value has been finally determined pursuant to Section 1.4, if (i) the Adjusted Initial Purchase Price is less than the amount paid pursuant to Section 1.1.(a)(i), then the Sellers shall joint and severally be obligated to pay to Buyers, as an adjustment to the Initial Purchase Price, an amount equal to the difference between the amount paid pursuant to Section 1.1.(a)(i) and the Adjusted Initial Purchase Price; and (ii) if Adjusted Initial Purchase Price is more than the amount paid pursuant to Section 1.1.(a)(i), then Buyers shall pay to Sellers’ Representative, as an adjustment to the Initial Purchase Price, an amount equal to the difference between the amount paid pursuant to Section 1.1.(a)(i) and the Adjusted Initial Purchase Price (the payments pursuant to (i) and (ii) each an “Adjustment Payment”). Adjustment Payments shall be made in immediately available funds to an account designated in writing by SAI or Sellers’ Representative, as applicable; provided, that, without limitation to the obligation of the Sellers to make an Adjustment Payment but without duplication, Buyers shall also be entitled to, and shall initially, offset against and recoup from the Holdback Amount on account of any Adjustment Payments payable by Sellers hereunder. Together with any Adjustment Payment payable pursuant to this Section 1.5 shall be paid, by the party obligated to pay such Adjustment Payment, interest on such Adjustment Payment from the Closing Date, to the date of payment at a rate of interest per annum equal to “LIBOR” as quoted in The Wall Street Journal (Eastern Edition) (“LIBOR”)
          (b) Buyers shall be entitled to holdback from the cash comprising the Initial Purchase Price payable at Closing pursuant to Section 1.1.(a)(i) the Holdback Amount. Within 10 days following the final determination of the Adjustment Payments, except to the extent subject to any offset and recoupment by Buyers pursuant to Section 1.5(a) or Section 1.7, the Buyers shall pay to the Sellers’ Representative, on behalf of Sellers, the amount, if any, of the Holdback Amount not subject to such offset or recoupment together with interest thereon at LIBOR.
          (c) Any rights accruing to a party under this Section 1.5 shall be in addition to and independent of the rights to indemnification under Article IX and any payments made to any party under this Section 1.5 shall not be subject to the terms of Article IX.
     1.6 Earnout Consideration.
          (a) Earnout
          In addition to the Initial Purchase Price:

                (i) Buyers, as part of the Purchase Price, agree to pay to the Partners the Earnout Consideration with respect to the EBT actually earned by Partnership during each of the three (3) Earnout Years following the Closing Date. The amount of the Earnout Consideration to be paid to each Partner shall be determined based upon the Partner’s pro rata share as set forth opposite such Partner’s name on Schedule 1.
          (ii) Each Partner’s Earnout Consideration shall be payable in cash or, subject to Section 1.9, a combination of cash and Parent Stock as set forth next to such Partner’s name on Schedule 1. The amount of Parent Stock issuable on account of any Earnout Consideration shall be determined based on the applicable Parent Valuation; provided that no fractional shares of Parent Stock shall be issued but the number of shares of Parent Stock rounded down to the nearest share and the amount of cash Earnout Consideration adjusted accordingly.
          (b) Dispute Procedures.
                (i) As soon as practicable within ninety (90) days after the end of applicable Earnout Year, Buyers shall prepare and deliver to the Sellers’ Representative a statement of EBT for such Earnout Year (the “Statement of Income”).
                (ii) The Sellers’ Representative shall have a period commencing upon delivery of the Statement of Income by Buyers and expiring thirty (30) days after such delivery date to review the Statement of Income. During such period, Buyers shall permit the Sellers’ Representative, during normal business hours, to have reasonable access to, and to examine, work papers and schedules that are or were reasonably necessary to prepare and/or review the Statement of Income; provided that the Sellers’ Representative shall have entered into confidentiality arrangements in form and substance reasonably satisfactory to Buyers. In the event the Sellers’ Representative disputes any determination contained in the Statement of Income, the Sellers’ Representative shall, within thirty (30) days after delivery of the Statement of Income, deliver a notice to Buyers (the “Earnout Dispute Notice”), setting forth in reasonable detail the component or components that are in dispute and the basis of such dispute. If the Sellers’ Representative fails to deliver an Earnout Dispute Notice to Buyers within thirty (30) days after Buyers’ delivery of the Statement of Income, then the Sellers’ Representative shall be bound by the calculations contained in the Statement of Income, and the Statement of Income shall be deemed to be the Final Statement of Income (as defined below) for the applicable Earnout Year, and any required payments shall be made pursuant to subsection (a) above based on such Final Statement of Income for the Earnout Period. If the Sellers’ Representative delivers the Earnout Dispute Notice within such thirty (30) day period, then the Sellers’ Representative and Buyers will negotiate in good faith (with the assistance of their respective independent accountants and counsel, if desired) to resolve any such dispute within fifteen (15) days after receipt by Buyers of the Earnout Dispute Notice. If Buyers and the Sellers’ Representative fail to resolve any such dispute within fifteen (15) days after receipt by Buyers of the Earnout Dispute Notice, they shall submit the dispute to an Accounting Expert (the “Reviewing Accountant”) to review the Statement of Income. Buyers and the Sellers’ Representative shall make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters in the Earnout Dispute Notice. The Reviewing Accountant shall be instructed to use its reasonable best efforts to deliver its determination as promptly as practicable after such submission of the dispute to the Reviewing Accountant. The Reviewing Accountant shall base its determination solely on written submissions by Buyers and the Sellers’ Representative and not on an independent review. In no event shall the EBT as determined by the Reviewing Accountant be less than Buyers’ calculation of EBT set forth in the Statement of Income nor more than the Sellers’ Representative’s calculation of EBT set forth in the Earnout Dispute Notice and the Reviewing Accountant shall make adjustment (if any) only with respect to the items and amounts disputed by Buyers or Sellers’ Representatives (as applicable). The Parties hereby expressly agree that the determination of the Reviewing Accountant shall be final and binding on the parties (absent fraud or manifest bad faith by the Reviewing Accountant). The Statement of Income, as determined by Buyers (if not disputed), or as modified (if at all) by agreement of Buyers and the Sellers’ Representative or by decision of the Reviewing Accountant, shall be referred to herein as the “Final Statement of Income” for the applicable Earnout Year. Each party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent accountants, in connection with the preparation, review, dispute (if any) and final determinations contained in the Final Statement of Income. The costs, expenses and fees of the Reviewing Accountant shall be borne by the Sellers’ Representative, on the one hand, and Buyers, on the other hand, based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by such party.
                (iii) Within fifteen (15) days after the Final Statement of Income has become final and binding on the parties pursuant to this subsection 1.6(b), the Earnout Consideration, if any, payable in accordance with subsection 1.6(a) above will be immediately due and payable by Buyers to the Sellers’ Representative, on behalf of the Partners.
     1.7 Right of Recoupment and Offset. Without prejudice to any other rights or remedies hereunder or under any Ancillary Agreement, the Sellers hereby expressly acknowledge and agree that Buyers shall have the right, at their election and without notice of any kind to any Person, to fully and completely recoup from or otherwise offset against any or all Purchase Price payable or becoming payable, by Buyers pursuant to this Agreement (i) any and all amounts owed to any Buyers Indemnitee pursuant to Article IX (or any portion thereof) and (ii) any and all amounts owed to Buyers pursuant to Section 1.5.
     1.8 Appointment of Sellers’ Representative. Each Seller hereby appoints Christopher Hehmeyer (the “Sellers’ Representative”) as the exclusive agent and attorney-in-fact of such Seller, with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority to:
                (i) amend, modify or waive any provision of this Agreement and to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby as the Sellers’ Representative, in his sole discretion, may deem necessary or desirable; and
                (ii) do all other things and to take all other action under or related to this Agreement which, in his discretion, he may consider necessary or proper to effectuate the purchase and sale of the Interests contemplated hereunder and to resolve any dispute with Buyers over any aspect of this Agreement and on behalf of such Seller to enter into any agreement to effectuate any of the foregoing which shall have the effect of binding such Seller as if such Seller had personally entered into such an agreement.
          (b) The appointment and power of attorney granted by each Seller to the Sellers’ Representative shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable whether by the death or incapacity of any such Seller or the occurrence of any other event or events.
          (c) Buyers and the Partnership shall have the right to rely upon all actions taken or omitted by to be taken by the Sellers’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the Sellers.
          (d) Upon the death or disability of, or resignation as Sellers’ Representative by, Christopher Hehmeyer, his successor shall be Ralph Goldenberg. If Ralph Goldenberg shall be unable or unwilling to serve as Sellers’ Representative, or upon his death or disability, or resignation as Sellers’ Representative, a replacement Sellers’ Representative shall be appointed (subject to Buyers’ prior approval, which approval shall not be unreasonably withheld) by a majority in interest of the Partners (measured by the Partners’ pro rata ownership of Interests on the date hereof prior to the Closing). Upon appointment, Ralph Goldenberg or such other replacement Sellers’ Representative shall execute a joinder to this Agreement agreeing to act as Sellers’ Representative pursuant to the terms of this Agreement.
          (e) Notwithstanding anything to the contrary contained in this Agreement:
                (i) The Sellers’ Representative will have no liability to Sellers or to any other Person with respect to actions taken or omitted to be taken by the Sellers’ Representative, except that the foregoing shall not relieve him of any liability to Sellers or to any other Person with respect to any action which is finally determined by a court of competent jurisdiction or arbitrator to constitute gross negligence or willful misconduct on the part of the Sellers’ Representative and, in each case, subject to clauses (ii) (iii), and (iv) below.
                (ii) In no event will the Sellers’ Representative be responsible for any punitive, consequential, incidental or special damages, including loss of revenue or income, diminution in value, business, interruption, cost of capital or loss of business reputation or opportunity whatsoever arising out of this Agreement, even if he has been advised of the possibility of such damages. The foregoing shall apply regardless of the negligence or other fault of any part and regardless of whether such liability arises in contract, negligence, tort, strict liability or any other theory of liability.
                (iii) Sellers hereby agree to jointly and severally indemnify, defend and hold harmless the Sellers’ Representative, his heirs, executors, administrators and assigns (the “Sellers’ Representative Parties”), from any Losses that a Sellers’ Representative may suffer or incur in connection with the performance of the Sellers’ Representative’s duties and obligations in connection with this Agreement and the transactions contemplated herein, except to the extent such actions are finally determined by a court of competent jurisdiction or arbitrator to constitute gross negligence or willful misconduct on the part of the Sellers’ Representative.

                (iv) Provided, that, notwithstanding anything to the contrary in this Section 1.8(e), nothing in this Section 1.8(e) shall be treated as limiting or restricting the right of any Buyer to indemnification pursuant to Article IX or otherwise to enforce this Agreement or any Ancillary Agreement; and provided, further, that Sellers hereby jointly and severally indemnify Buyers for any Losses suffered on account of action taken or omitted to be taken by Sellers’ Representative.
1.9 Limitations on Issuance of Parent Stock
          (a) Anything in the Agreement to the contrary notwithstanding, (i) under no circumstances shall the aggregate amount of all Parent Stock issued in respect of the Purchase Price exceed 19% of the number of shares of common stock of Parent issued and outstanding on the Closing Date (the “Parent Stock Cap”), and upon reaching the Parent Stock Cap any and all Purchase Price payable thereafter shall be made solely in cash, and (ii) if the Parent Valuation shall be less than $17 then Buyers may in their sole discretion elect to pay all or any part of the Purchase Price then payable in cash rather than Parent Stock.
          (b) Anything herein to the contrary notwithstanding (including anything contained in the foregoing paragraph (a)), the issuance of Parent Stock to any Partner hereunder is expressly conditional upon such Partner (i) certifying as to his, her or its status as an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and/or to such other matters as may be requested or required by Buyers or Parent pursuant to the Securities Act, other applicable Law or Parent’s or Buyers’ practice or policy (ii) certifying that the Parent Stock is being acquired for investment only and not with a view to any public distribution thereof and the such Partner will not offer, sell or otherwise dispose of the Parent Stock so acquired in violation of the registration requirements of the Securities Act; and (iii) executing and delivering Parent’s then-standard Stockholders Agreement, the current forms of which have been previously provided to the Partners, and such other agreements or instruments (including lock-up agreements) as may reasonably be required by Buyers, Parent or Parent’s underwriters from other similarly situated stockholders of Parent, including officers, directors and other insiders. In the event that any Partner is unwilling or unable to comply with the provisions of this Section 1.9, any Purchase Price to which such Partner may be entitled hereunder shall be payable solely in cash.
     1.10 Purchase Price Allocation. SAI and Seller’s Representative will use their commercially reasonable efforts to jointly prepare a schedule (the “Allocation Schedule”) allocating the Purchase Price in accordance with Section 1060 of the Code and Treasury regulations promulgated thereunder (or any comparable provision of state or local Tax Law) or any successor provision. If SAI and Sellers’ Representative are unable to agree upon the Allocation Schedule prior to Closing, SAI shall after Closing produce such a schedule and shall collaborate in good faith with Sellers’ Representative with respect thereto. If SAI and Sellers’ Representative are unable to agree upon the Allocation Schedule within ninety (90) days following Closing, the question of the proper allocation of the Purchase Price pursuant to Section 1060 of the Code and applicable Treasury Regulations promulgated thereunder (or any comparable provision of state or local Tax Law), will be referred to the Accounting Expert pursuant to procedures similar to those set forth in Section 1.4; except that the fees and expenses of the Accounting Expert will be borne one-half by Buyers and one-half by Sellers. Buyers and

Sellers will be bound by the determination of an Accounting Expert. The parties acknowledge the Sellers’ expectation, based on their knowledge of the composition and value of the assets of the Partnership, and their desire that, to the extent possible, any gain realized on the sale of the Interests be characterized as long term capital gain within the meaning of the Code. Except to the extent otherwise required by applicable Law, Buyers and each Seller will make all Tax Returns in a manner consistent with the Allocation Schedule (or, to the extent any objection shall have been made to the Allocation Schedule, in a manner consistent with the resolution of such objection by the parties or, if applicable, the Accounting Expert) and will not make any inconsistent statement or adjustment on any Tax Returns or during the course of any Internal Revenue Service or any other Tax audit. Buyers and each Seller agree to promptly notify the other parties if the Internal Revenue Service or any other Taxing Authority proposes to reallocate the consideration in a manner inconsistent with the foregoing. In the event that Earnout Consideration is paid SAI and the Sellers’ Representative will liaise as to whether any adjustment to the Allocation Schedule is necessary or appropriate.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE SELLERS
     The Partnership and each Seller represents and warrants to Buyers as of the date hereof and as of the Closing that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof to Buyers (the “Sellers Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Sellers Disclosure Schedule. The Sellers Disclosure Schedule shall be arranged in sections corresponding to each Section of this Article II. Each exception to a representation and warranty set forth in the Sellers Disclosure Schedule shall qualify the specific representation and warranty that is referenced in the applicable section of the Sellers Disclosure Schedule, and no other representation or warranty.
     2.1 Organization and Good Standing.
          (a) The Partnership is a general partnership, validly organized and in good standing under the Laws of the State of Illinois, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not individually or in the aggregate have a Material Adverse Effect. Section 2.1(a) of the Sellers Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Partnership is qualified to do business.
          (b) The Partnership is not in default under its Charter Documents. The Charter Documents of the Partnership and each of its Subsidiaries in the forms provided to Buyers are the Charter Documents of the Partnership and its Subsidiaries as in effect on the date of this Agreement.

     2.2 Capitalization.
          (a) The issued and outstanding partnership interests of the Partnership consists only of the interests owned by the Partners and such partnership interests are duly authorized, validly issued, fully paid and nonassessable. Schedule 1 sets forth a true, complete and correct schedule setting forth the Partnership Interests held by each Partner. Such interests are uncertificated.
          (b) All of the Interests were issued in compliance with applicable Laws and none was issued in violation of any Contract to which any Seller or the Partnership is a party or is subject or in violation of any preemptive or similar rights of any Person.
          (c) Other than the Interests, the Partnership does not have outstanding any Equity Securities. The Partnership is not a party or subject to any Contract obligating the Partnership to issue any Equity Securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Partnership. The Partnership does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter. The Partnership does not have outstanding and has not authorized any profit participation or similar rights. Neither the Partners nor the Partnership is a party or subject to any voting agreement, voting trust or any other similar arrangement that has the effect of restricting or limiting the transfer, voting or other rights associated with the Interests. There are no obligations, contingent or otherwise, of the Partnership to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
     2.3 Subsidiaries.
          (a) Each Subsidiary of the Partnership is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not individually or in the aggregate have a Material Adverse Effect.
          (b) Section 2.3(b) of the Sellers Disclosure Schedule contains a true and complete list of the Subsidiaries of the Partnership and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding Capital Stock of such Subsidiary and the owner(s) of record of such outstanding Capital Stock. The outstanding shares of Capital Stock of each Subsidiary (collectively, the “Subsidiary Interests”) are duly authorized, validly issued, fully paid and nonassessable, and are owned by the Partnership or another Subsidiary of the Partnership free and clear of all Liens. All of the Subsidiary Interests were issued in compliance with applicable Laws and none was issued in violation of any Contract to which Seller, the Partnership or any of its Subsidiaries is a party or is subject.

          (c) Other than the Subsidiary Interests set forth in Section 2.3(b) of the Sellers Disclosure Schedule, no Subsidiary of the Partnership has outstanding any Equity Securities. No Subsidiary of the Partnership is a party or subject to any Contract obligating such Subsidiary to issue any Equity Securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of any Subsidiary of the Partnership. No Subsidiary of the Partnership has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.
          (d) Other than the Subsidiaries set forth in Section 2.3(c) of the Sellers Disclosure Schedule, neither the Partnership nor any of its Subsidiaries directly or indirectly owns any Equity Securities or other securities in any Person. None of the Sellers, the Partnership or any Subsidiary of the Partnership is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement that has the effect of restricting or limiting the transfer, voting or other rights associated with the Subsidiary Interests. There are no obligations, contingent or otherwise, of any Subsidiary of the Partnership to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
     2.4 No Conflicts; Authorizations. The execution and delivery of this Agreement and the Ancillary Agreements, to which it is party, by the Partnership and the Sellers do not, and the performance by the Partnership and the Sellers of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Excluded Business Sale, (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of the Partnership or any of its Subsidiaries, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which a Seller, the Partnership, or any of its Subsidiaries is a party, (B) of which a Seller, the Partnership or any of its Subsidiaries is a beneficiary or (C) by which a Seller, the Partnership or any of its Subsidiaries or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to a Seller, the Partnership or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Partnership or any of its Subsidiaries except for any such violations, conflicts, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not in the aggregate be material to the Partnership and its Subsidiaries taken as a whole. Section 2.4 of the Sellers Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements under any Contract to which the Partnership or any of its Subsidiaries is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Partnership and its Subsidiaries thereunder. Except as set forth in Section 2.4 of the Sellers Disclosure Schedule, no Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to the

Partnership or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Ancillary Agreements and the consummation of the Acquisition.
     2.5 Financial Statements. True and complete copies of the Partnership’s audited consolidated financial statements consisting of the consolidated balance sheet of the Partnership and its Subsidiaries as at December 31 in each of the years 2004 and 2005 and the related statements of income and retained earnings, changes in partners capital and cash flow, for the years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements consisting of the balance sheet of the Partnership and its Subsidiaries as at September 30, 2006 and the related statements of income and retained earnings, changes in partners capital and cash flow for the fiscal year then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), have been provided to Buyers. The Financial Statements are true, complete and correct and have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Partnership and its Subsidiaries, and fairly present in all material respects the financial condition of the Partnership and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Partnership and its Subsidiaries for the periods indicated. The consolidated balance sheet of the Partnership and its Subsidiaries as of September 30, 2006 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Each of the Partnership and its Subsidiaries maintains a standard system of accounting established and administered in accordance with GAAP.
     2.6 No Undisclosed Liabilities. Except as expressly set forth on Section 2.6 to the Disclosure Schedule, the Partnership and its Subsidiaries have no liabilities, obligations or commitments, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date or immaterial liabilities not required to be reflected on the Financial Statements in accordance with GAAP, and (b) those that have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount.
     2.7 Accounts Receivable. The accounts receivable of the Partnership and its Subsidiaries as set forth on the Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (b) not subject to valid defenses, setoffs or counterclaims, and (c) collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Balance Sheet, the recorded allowance for collection losses on the Balance Sheet or, in the case of accounts receivable arising since the Balance Sheet Date, the recorded allowance for collection losses shown on the accounting records of the Partnership and its Subsidiaries.

     2.8 Tax Matters.
          (a) All Tax Returns required to have been filed by or with respect to the Partnership and each of its Subsidiaries with any Taxing Authority have been duly and timely filed, and each such Tax Return is correct and complete. All Taxes owed by the Partnership and its Subsidiaries (whether or not shown on any Tax Return) have been paid within the time and manner prescribed by Law. Other than the Taxes described in Section 2.8(a) to the Sellers Disclosure Schedule, the Partnership (as opposed to its partners) is not and has not been subject to any obligation to pay any Taxes. The Partnership has paid (or withheld and paid over as applicable) all Taxes of the types described in Section 2.8(a) to the Sellers Disclosure Schedule that it was required to pay, whether or not shown on any Tax Return.
          (b) The provision for Taxes due (as opposed to any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) in the unaudited consolidated balance sheet of the Partnership and its Subsidiaries for the quarter ended September 30, 2006 included in the Financial Statements is sufficient for all unpaid Taxes, being current Taxes not yet due and payable, of the Partnership and its Subsidiaries.
          (c) Except as set forth in Section 2.8(c) to the Sellers Disclosure Schedule, no claim has ever been made by any Taxing Authority in a jurisdiction in which the Partnership or any Subsidiary thereof does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Partnership and each Subsidiary thereof have, within the time and manner prescribed by Law, withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, creditor, independent contractor, partner, Affiliate, customer, supplier or other third party.
          (d) There is no dispute or claim concerning any Tax Liability of the Partnership or any Subsidiary thereof either (i) claimed or raised by any Taxing Authority or (ii) otherwise to the Knowledge of the Partnership or its Subsidiaries. No issues have been raised in any examination by any Taxing Authority with respect to the Partnership or any Subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined for which the statute of limitations has not closed. Section 2.8(d) of the Sellers Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed by or with respect to any of the Partnership and each Subsidiary thereof for all taxable periods ended on or after January 1, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered or made available to Buyers complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, any of the Partnership and its Subsidiaries since January 1, 2000.
          (e) None of the Partnership or any Subsidiary thereof has waived (or is subject to a waiver of) any statute of limitations in respect of the payment of any Taxes or has agreed to (or is subject to) any extension of time with respect to any Tax assessment or deficiency (other than with respect to limitation periods that have since expired).

          (f) None of the Partnership or any of its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Partnership or any of its Subsidiaries has any liability for the Taxes of any Person other than the Partnership or any of its Subsidiaries (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.
          (g) There are no Liens for Taxes which are presently due and unpaid upon any property or asset of the Partnership or the Subsidiaries.
          (h) None of the Partnership or any of its Subsidiaries has received or is subject to any written ruling of a Taxing Authority related to Taxes or has entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.
          (i) For U.S. federal income tax purposes, the Partnership is, and since its organization has been, a partnership for purposes of Section 701 of the Code, and not a publicly-traded partnership within the meaning of Section 7704 of the Code. Each Subsidiary has at all times since its inception qualified as a partnership or a disregarded entity for all federal state and local income tax purposes. None of Sellers or the Partnership has taken any action to alter the status of the Partnership as a partnership for federal, state or local income tax purposes.
          (j) Neither the Partnership nor any Subsidiary has ever been required to register a tax shelter under Section 6111 of the Code or maintain a list of investors with respect to a tax shelter under Section 6112 of the Code.
     2.9 Compliance with Law. Each of the Partnership and its Subsidiaries has complied with each, and is not in violation of any, applicable Law to which the Partnership or any such Subsidiary or its respective business, operations, assets or properties is or has been subject except where noncompliance or violation of such Law could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate. No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Partnership or any of its Subsidiaries to comply with, any Law, except for any such violations, conflicts or failures to comply that would not in the aggregate be material to the Partnership and its Subsidiaries taken as a whole. Neither the Partnership nor any of its Subsidiaries has received notice regarding any violation of, conflict with, or failure to comply with, any Law, except notices in respect of violations which have been fully and finally resolved to the satisfaction of the applicable Governmental Authority and without further liability, cost or penalty to Partnership or its Subsidiaries in the future.
     2.10 Authorizations.
          (a) Each of the Partnership and its Subsidiaries owns, holds or lawfully uses in the operation of its business all Authorizations that are necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by the Partnership or any such Subsidiary in the conduct of its business free and clear of all Liens, except where the failure to own, hold, possess or lawfully use any such Authorizations would not in the aggregate be material to the Partnership and its Subsidiaries taken as a whole. All Authorizations material to the Business are valid and in full force and effect and none of the Authorizations material to the Business will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. All material Authorizations are listed in Section 2.10(a) of the Sellers Disclosure Schedule.
          (b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Partnership or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization where such violation, conflict, failure, withdrawal, termination, cancellation, suspension or modification could have a Material Adverse Effect. Neither the Partnership nor any of its Subsidiaries has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization material to the Business except notices in respect of violations which have been fully and finally resolved to the satisfaction of the applicable Governmental Authority and without further liability, cost or penalty to the Partnership or its Subsidiaries in the future. Neither the Partnership nor any of its Subsidiaries is in default, nor has the Partnership or any of its Subsidiaries received notice of any claim of default, with respect to any Authorization material to the Business.
     2.11 Title to Personal Properties.
          (a) With respect to personal properties and assets that are owned the Partnership or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens except for Permitted Liens. With respect to personal properties and personal property assets that are leased (“Leased Personal Property”), the Partnership or one of its Subsidiaries has a valid leasehold interest in such Leased Personal Property and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto except where the loss of any such lease would not have a Material Adverse Effect. None of the Partnership, any of its Subsidiaries or any other party thereto is in breach of any of the terms of any such lease except where any such violation would not have a Material Adverse Effect.
          (b) The Partnership has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Partnership. Such securities are valued on the books of the Partnership in accordance with GAAP. From December 31, 2005 to the date hereof, the Partnership has not incurred any material and unusual or extraordinary losses (other than trading losses in the ordinary course of business) in its investment portfolio.
          (c) Except as set forth on Section 2.11(c) to the Sellers Disclosure Schedule or with respect to Excluded Assets, the Partnership is not a party to or a beneficiary of any swaps, caps, floors, futures, forward contracts, option agreements or any other derivative financial instruments, contracts or arrangements, whether entered into for the account of the Partnership, any customer or otherwise.

     2.12 Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets that are owned, leased or used by the Partnership or any of its Subsidiaries are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of business and, to Sellers’ knowledge, conform in all material respects to all Laws and Authorizations relating to their use and operation.
     2.13 Real Property.
          (a) Section 2.13(a) of the Sellers Disclosure Schedule contains a list of all real property and interests in real property leased by the Partnership or any of its Subsidiaries (the “Leased Real Property” or “Real Property”). Neither the Partnership nor any of its Subsidiaries owns in fee any real property or interests in real property. The Leased Real Property includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Partnership and its Subsidiaries as currently conducted and as proposed to be conducted.
          (b) With respect to Leased Real Property, Sellers have delivered to Buyers a true and complete copy of every lease and sublease pursuant to which the Partnership or any of its Subsidiaries is a party or by which it is bound (each, a “Lease”). The Partnership or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Leased Real Property.
          (c) To Sellers’ Knowledge, there are no pending, or threatened, condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Leased Real Property or any other matters that do or may adversely affect the current use, occupancy or value thereof. None of Seller, the Partnership or any of its Subsidiaries has received notice of any pending or threatened special assessment proceedings affecting any portion of the Leased Real Property.
          (d) The Leased Real Property and all present uses and operations of the Leased Real Property comply in all material respects with applicable rules and regulations of SROs applicable to the Business, including with respect to walled separation of businesses.
          (e) No Person other than the Partnership or a Subsidiary of the Partnership is in possession of any of the Leased Real Property or any portion thereof, and to Seller’s Knowledge there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Partnership or one of its Subsidiaries the right of use or occupancy of the Leased Real Property or any portion thereof.
     2.14 Intellectual Property.
          (a) (i) Section 2.14(a)(i) of the Sellers Disclosure Schedule sets forth a true, correct, and complete list of all U.S. and foreign registered Intellectual Property owned or purported to be owned by the Partnership and its Subsidiaries and the Partnership is the exclusive beneficial and record owner of all of such Intellection Property (collectively, “Partnership IP”), and all such items used in the operation of the Business, as presently conducted or proposed to be conducted, are subsisting, valid, and enforceable.

                (ii) Section 2.14(a)(ii) of the Sellers Disclosure Schedule sets forth a true, correct and complete list of all licenses, agreements or other arrangements whereby U.S. and foreign Intellectual Property are licensed to the Partnership or its subsidiaries (collectively, “Licensed IP”). The Partnership is a valid licensee under all such licenses, agreements or other arrangements, and all such licenses, agreements or other arrangements are valid and enforceable. Except as described in Section 2.14(a) to the Sellers Disclosure Schedule, neither Partnership nor its Subsidiaries are in default of any such licenses, agreements or other arrangements.
               (iii) Section 2.14(a)(iii) of the Sellers Disclosure Schedule sets forth a true, correct and complete list of all Partnership IP that the Partnership or its Subsidiaries has licensed to other Persons, except as licensed by the Partnership or its Subsidiaries to their respective customers or clients in the ordinary course of business.
          (b) Except as set forth in Section 2.14(b) of the Sellers Disclosure Schedule:
               (i) the Partnership or one of its Subsidiaries owns, or has a valid right to use all Intellectual Property used or held for use in, or necessary to conduct, the business of the Partnership and its Subsidiaries, free and clear of all Liens, and the Partnership has not received any notice or claim (whether written or oral) challenging the Partnership’s ownership of or license to use such Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership of Partnership IP or that the Partnership or its Subsidiaries require a license to third party Intellectual Property;
               (ii) the Partnership IP, the Licensed IP and the conduct of the business of the Partnership and its Subsidiaries (including the products and services of the Partnership and its Subsidiaries) as heretofore conducted and as proposed to be conducted does not and will not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property rights, and there has been no such claim asserted or threatened in the past five (5) years against the Partnership or any of its Subsidiaries;
                (iii) there is no agreement, decree, arbitral award or other provision or contingency which obligates the Partnership or its Subsidiaries to grant licenses in the Partnership IP except licenses by the Partnership or its Subsidiaries to their respective customers in the ordinary course of business;
                (iv) the Partnership and its Subsidiaries have taken reasonable measures to protect the Partnership IP and the confidentiality of Trade Secrets, including requiring all Persons having access to Trade Secrets to execute written non-disclosure agreements that protect Trade Secrets; there have been no disclosures by the Partnership or its Subsidiaries of the Partnership’s or any of its Subsidiaries’ Trade Secrets or the Trade Secrets of any other Person to which the Partnership or its Subsidiaries has a contractual, fiduciary, legal or other obligation of confidentiality or non-disclosure;
               (v) the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Partnership’s, or any of its Subsidiaries’, right to own, use, or hold for use any of the Intellectual property as owned, used, or held for use in the conduct of the business of the Partnership and its Subsidiaries as heretofore conducted.
          (c) With respect to the use of Software by the Partnership and its Subsidiaries in the conduct of their business, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business consistent with past practice, (ii) none of the Partnership or any of its Subsidiaries has experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) to Seller’s Knowledge no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software
          (d) All Public Software used by the Partnership and its Subsidiaries is identified in Section 2.14(d) of the Sellers Disclosure Schedule, is fully segregable and independent from the Software of the Partnership and its Subsidiaries, and no Public Software is or has been incorporated or otherwise integrated into, aggregated, compiled or distributed with the Software of the Partnership and its Subsidiaries. Except as set forth in Section 2.14(d) to the Sellers Disclosure Schedule, the Partnership and its Subsidiaries have not made any improvements or changes to any Public Software that would constitute improvements that the Partnership or its Subsidiaries would be obligated to share with the open source community, nor has the Partnership or its Subsidiaries based any proprietary software on any Public Software.
          (e) The Partnership and its Subsidiaries have at all times complied with all applicable Laws, as well as their own rules, policies and procedures relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Partnership or any of its Subsidiaries in the conduct of their business, except where non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and provided, that, Partnership has complied with all material respects with applicable rules and regulations of any applicable SRO with respect to confidentiality of customer information.
          (f) For the purposes of this Agreement:
               (i) “Copyrights” means all U.S. and foreign copyrights and copyrightable subject matter (including all content on Internet websites), mask works, and applications and registrations therefor (including any extensions, modifications or renewals thereof and whether registered or unregistered).
                (ii) “Intellectual Property” means all (A) Patents, (B) Trademarks, (C) Copyrights, (D) rights of privacy and publicity, (E) moral rights and rights of attribution and integrity, (F) Software, (G) Trade Secrets, (H) rights in the foregoing and in other similar intangible assets, and (I) rights and remedies against infringement, misappropriation, or other violation thereof.
               (iii) “Patents” means all U.S. and foreign patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues,

renewals, re-examinations, substitutions, modifications and extensions thereof, and applications registrations for the foregoing.
               (iv) “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/Industry Standard License; (v) BSD License; (vi) MIT License; and (vii) Apache License.
                (v) “Software” means all computer programs, including interfaces and any embedded software programs, applications, or modules, including as to each program, the processes, routines and scripts used in the processing of data, the object code, look and feel, user interface, source code, tapes, disks, documentation, programmer’s notes, and all derivative works, improvements, modifications, enhancements, versions and releases relating thereto and other general intangibles of like nature.
               (vi) “Trade Secrets” means trade secrets and all confidential information, know-how, inventions, proprietary processes, algorithms, formulae, models, and methodologies.
                (vii) “Trademarks” means trademarks, service marks, corporate and trade names, domain names, logos, slogans, trade dress, brands, designs, other similar designations of source or origin, and general intangibles of like nature (whether registered or unregistered), together with the goodwill related to the foregoing, and applications and registrations for the foregoing.
     2.15 Absence of Certain Changes or Events. Since the Balance Sheet Date:
          (a) there has not been any Material Adverse Change; and
          (b) to Seller’s Knowledge, neither the Partnership nor any of its Subsidiaries has taken any action or failed to take any action which if taken or not taken after the date hereof would have result in a breach of Section 5.2.
     2.16 Contracts.
          (a) Section 2.16(a) of the Sellers Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which the Partnership or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:
                (i) for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by the Partnership or any of its Subsidiaries of $25,000 or more, or (B) aggregate payments by the Partnership or any of its Subsidiaries of $100,000 or more;

                (ii) (A) for the sale by the Partnership or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and that involves a specified annual minimum dollar sales amount by the Partnership or any of its Subsidiaries of $25,000 or more, or (B) pursuant to which the Partnership or any of its Subsidiaries received payments of more than $25,000 in the year ended December 31, 2005 or expects to receive payments of more than $25,000 in the year ending December 31, 2006;
               (iii) that requires the Partnership or any of its Subsidiaries to purchase its total requirements of any product or service from a Person or that contains “take or pay” provisions;
                (iv) that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by the Partnership or any of its Subsidiaries without liability to the Partnership or such Subsidiary;
                (v) that is a partnership, joint venture or similar Contract;
               (vi) that is a distribution, dealer, representative or sales agency Contract;
               (vii) that is a (A) Lease or (B) Contract for the lease of personal property, in either case that provides for payments to or by the Partnership or any of its Subsidiaries in any one case of $25,000 or more annually or $100,000 or more over the term of the lease;
                (viii) that provides for the indemnification by the Partnership or any of its Subsidiaries of any Person, the undertaking by the Partnership or any of its Subsidiaries to be responsible for consequential damages, or the assumption by the Partnership or any of its Subsidiaries of any Tax, environmental or other Liability;
                (ix) with any Governmental Entity;
                (x) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;
                (xi) for any capital expenditure or leasehold improvement in any one case in excess of $25,000 or in the aggregate greater than $100,000;
               (xii) that restricts or purports to restrict the right of the Partnership or any of its Subsidiaries or Affiliates to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;
                (xiii) that is a clearing or services agreement;

               (xiv) that is a confidentiality or standstill agreement;
               (xv) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);
               (xvi) that is otherwise material to the Partnership and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 2.16.
          (b) Each Contract listed in or required to be listed in Section 2.16(a) of the Sellers Disclosure Schedule (collectively, the “Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms and Sellers have delivered accurate and complete copies of each such Material Contract to Buyers.
          (c) Neither the Partnership nor any of its Subsidiaries is, and to Sellers’ Knowledge, no other party thereto is, in default in the performance, observance or fulfillment in any material respect of any obligation, covenant, condition or other term contained in any Material Contract, and neither the Partnership nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred that with or without the giving of notice or lapse of time, or both, may conflict in any material respect with or result in a violation or breach in any material respect of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.
     2.17 Litigation. There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) (i) pending or, to Sellers’ Knowledge, threatened against or affecting the Partnership or any of its Subsidiaries, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action pending against any current or, to Sellers’ Knowledge, former director or employee of the Partnership or any of its Subsidiaries with respect to which the Partnership or any such Subsidiary has or is reasonably likely to have an indemnification obligation. There is no unsatisfied judgment, penalty or award against or affecting the Partnership or any of its Subsidiaries or any of their respective properties or assets. There is no Order to which the Partnership or any of its Subsidiaries or any of their respective properties or assets are subject.
     2.18 Employee Benefits.
          (a) Section 2.18(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans sponsored, maintained or contributed to or required to be contributed to by the Partnership or any of its Subsidiaries for the benefit of any present or former directors, employees, contractors or consultants of the Partnership or any of its Subsidiaries (collectively, “Partnership Benefit Plans”). A current, accurate and complete copy of each Partnership Benefit Plan has been provided to Buyers. Neither the Partnership nor any of its Subsidiaries has any intent or commitment to create any additional Partnership Benefit Plan or amend any Partnership Benefit Plan. True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Partnership Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan have been provided to Buyers.
          (b) Each Partnership Benefit Plan has been and is currently administered in all material respects in compliance with its constituent documents and all reporting, disclosure and other requirements of ERISA and the Code applicable to such Partnership Benefit Plan. Each Partnership Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and that is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Partnership Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.
          (c) None of the Partnership, any Subsidiary of the Partnership, any ERISA Affiliate or any trustee or agent of any Partnership Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable that could subject the Partnership, any Subsidiary of the Partnership, any ERISA Affiliate or any trustee or agent of any Partnership Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.
          (d) None of the Partnership, any Subsidiary of the Partnership or any ERISA Affiliate is, or has been, party to any “multiemployer plan,” as that term is defined in Section 3(37) of ERISA.
          (e) With respect to each Partnership Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to Sellers’ Knowledge, threatened against any Partnership Benefit Plan, any Seller, the Partnership, any Subsidiary of the Partnership, any ERISA Affiliate or any trustee or agent of any Partnership Benefit Plan.
          (f) With respect to each Partnership Benefit Plan to which a Seller, the Partnership, any Subsidiary of the Partnership or any ERISA Affiliate is a party that constitutes a group health plan subject to Section 4980B of the Code, each such Partnership Benefit Plan complies, and in each case has complied, in all material respects with all applicable requirements of Section 4980B of the Code.
          (g) Full payment has been made of all amounts that the Partnership, any Subsidiary of the Partnership or any ERISA Affiliate was required to have paid as a contribution to any Partnership Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and none of the Partnership Benefit Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Partnership Benefit Plan ended prior to the date of this Agreement.
          (h) Each Partnership Benefit Plan is, and its administration is and has been during the six year period preceding the date of this Agreement, in compliance in all material respects with, and none of the Sellers, the Partnership, the Subsidiaries of the Partnership or any ERISA Affiliate has received any claim or notice that any such Partnership Benefit Plan is not in material compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.
          (i) None of the Partnership, any Subsidiary of the Partnership or any ERISA Affiliate is in default in any material respect in performing any of its contractual obligations under any of the Partnership Benefit Plans or any related trust agreement or insurance contract.
          (j) There are no outstanding Liabilities of any Partnership Benefit Plan other than Liabilities for benefits to be paid to participants in any Partnership Benefit Plan and their beneficiaries in accordance with the terms of such Partnership Benefit Plan.
          (k) Subject to ERISA and the Code, each Partnership Benefit Plan may be amended, modified, terminated or otherwise discontinued by the Partnership, a Subsidiary of the Partnership or an ERISA Affiliate at any time without liability.
          (l) No Partnership Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.
          (m) The consummation of the Acquisition will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of the Partnership or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.
          (n) With respect to each Partnership Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of the Partnership, any Subsidiary of the Partnership or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.
     2.19 Labor and Employment Matters.
          (a) Section 2.19(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list, and the Sellers and the Partnership have provided to the Buyer a complete and accurate copy of, (i) each Employment Agreement currently in effect to which the Partnership is a party, (ii) all forms of Employment Agreement used by the Partnership with its employees, consultants and independent contractors at any time during the past five years, and (iii) all forms of agreement used with employees, contractors or consultants a purpose of which is to protect the confidentiality and ownership of the Partnership’s confidential, proprietary information and trade secrets and to obtain lawful assignment of Intellectual Property to the Partnership by employees, contractors, consultants and any other service provider. Other than Non-Competition Agreements or non-solicitation and non-disclosure agreements to be delivered pursuant to

Section 5.1(h), the Partnership does not intend nor has made any commitment to enter into any Employment Agreement or amend any Employment Agreement between the date hereof and the Closing.
          (b) Set forth on Section 2.19(b) of the Sellers Disclosure Schedule is a list of the names of all Business Employees employed by the Partnership and the respective date of hire, position title, location of employment (nation, state and city), annualized salary rate, and whether such Business Employee is eligible for additional compensation opportunities and, if so, how much or a description of such compensation opportunity(ies). The Sellers and the Partnership shall update Section 2.19(b) of the Sellers Disclosure Schedule no earlier than five (5) Business Days and no later than three (3) Business Days prior to the Closing to reflect new hires, resignations and terminations and to reflect any agreed-upon additions or deletions thereto (and the term “Business Employee” shall include all such changes that occur prior to the Closing). Set forth on Schedule 2.19(b)(ii) is a list of all former employees, contractors and consultants of the Partnership who are receiving payments or benefits or scheduled to receive payments or benefits in the future, and the payment or benefit entitlement of each such former employee, contractor and consultant. All employees, contractors and consultants of the Partnership may be terminated by the Partnership at any time with or without cause and without any severance or other Liability to the Partnership, except to extent of contract payments payable as set forth on Section 2.19(b)(iii) to the Sellers Disclosure Schedule in the event of the early termination of the consulting contract referenced therein.
          (c) The Partnership is not a party or subject to any labor union or collective bargaining agreement. There have not been, and there is not pending or to Sellers’ Knowledge threatened, any labor dispute, work stoppage, request for representation, picket, work slow-down due to labor disagreements or any action or arbitration that involves the labor or employment relations of the Partnership. There is no unfair labor practice, charge or complaint pending, unresolved or, to Sellers’ Knowledge, threatened against the Partnership before the National Labor Relations Board or comparable government entity in the United Kingdom.
          (d) The Partnership has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee of the Partnership.
          (e) The Partnership has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, sick days or sick pay, and bonuses. As of the date hereof, there are not payable and the Partnership has not accrued and will not be obligated to pay any bonuses, except for the bonuses set forth on Section 2.19(e) to the Sellers Disclosure Schedule, which bonuses will be paid prior to Closing.
          (f) None of the Sellers nor the Partnership is a party to any Contract that restricts the Partnership from relocating, closing or terminating any of its operations or facilities or any portion thereof. The Partnership has not, at any time within the five years prior to the date hereof, effectuated a “plant closing” or a “mass lay-off” (as those terms are defined by the

WARN Act), in either case affecting any site of employment or facility of the Partnership or any of its Subsidiaries, except in accordance with the WARN Act or any comparable state law requiring advance notice of any closure, relocation or termination of any facility or substantial business operations at any site of employment.
     2.20 Environmental. Each of the Partnership and its Subsidiaries has been, and is currently, in compliance with all Environmental Laws and Environmental Permits. None of Seller, the Partnership or any of its Subsidiaries has received notice alleging that the Partnership or any of its Subsidiaries is not in such compliance with Environmental Laws and Environmental Permits. There are no past, pending or, to Partnership’s or Seller’s Knowledge, threatened Environmental Actions against or affecting the Partnership or any of its Subsidiaries.
     2.21 Insurance.
          (a) Section 2.21(a) of the Sellers Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy and fidelity bond that covers the Partnership or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees, including without limitation publishers’ liability or errors and omissions policies (the “Policies”) and (ii) a list of all pending claims and the claims history for the Partnership and its Subsidiaries during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). To Seller’s Knowledge, there are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. There is no self-insurance arrangement by or affecting the Partnership or any of its Subsidiaries
          (b) All Policies are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Partnership and its Subsidiaries following the Acquisition. Such Policies are sufficient for compliance with all Laws and Contracts to which the Partnership or any of its Subsidiaries is a party or by which it is bound.
          (c) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. None of the Sellers, the Partnership nor any of its Subsidiaries has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the businesses of the Partnership and its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a material default under any Policy or otherwise entitle any insurer to terminate or cancel any Policy. The Principal Sellers have no Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.
     2.22 Computer Systems.
          (a) The computer hardware and Software and related materials used by the Partnership and its Subsidiaries are in suitable operating condition for use by the Partnership and its Subsidiaries as the business of the Partnership or Subsidiaries, as applicable, is currently conducted. Except as set forth on Section 2.22 to the Sellers Disclosure Schedule, the use of

such computer hardware and Software and related materials by the Partnership and its Subsidiaries has not resulted in the termination of any material Contract or any material reduction in the services provided to any of them, warranties available to any of them, or rights of any of them under any material Contract.
          (b) The Partnership and its Subsidiaries have taken all steps reasonably necessary to ensure that (i) downtime of the Partnership’s and its Subsidiaries’ systems is minimized and (ii) the Partnership and its Subsidiaries can promptly recover from a natural or human-caused disaster, including through the implementation of industry standard monitoring, backup and disaster recovery policies and procedures. Copies of all relevant disaster recovery plans in effect as of the date hereof have been delivered to Buyers.
     2.23 Registrations and Regulations.
          (a) The Partnership is, and at all times since its inception has been, duly and validly registered (i) as a broker-dealer registered with the SEC and a member of a national securities exchange and (ii) as a Futures Commission Merchant registered with the CFTC and (iii) with each other SRO of which it is required to be a member. Schedule 2.23(a) to the Sellers Disclosure Schedule sets forth a complete list of each of the Partnership’s current registrations as (i) a broker-dealer with the SEC, the securities commission or similar authority of any State and any SRO and (ii) a Future Commission Merchant with the CFTC and any SRO, or a similar status with any Governmental Entity or SRO. Except as set forth on Schedule 2.23(a) to the Sellers Disclosure Schedule the Partnership is not, and at no time since its inception has it been, required to obtain any registration as a broker-dealer, an investment adviser, a commodity trading advisor, a commodity pool operator, a futures commission merchant, an insurance agent, a sales person or in any similar capacity with the SEC, the NASD, the CFTC, state or other Governmental Entity that has not been properly and timely obtained.
          (b) The Partnership has not exceeded in any material respect the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations, forms (including Form BDs and CFTC Form 7-R) and reports filed with the any SRO or other Governmental Entity. Except as set forth in Section 2.23(b) to the Sellers Disclosure Schedule, the Partnership has timely filed all reports, registrations, offering memoranda, statements and other filings, together with any amendments required to be made with respect thereto concerning the Partnership that were required to be filed with (1) the SEC or the CFTC (2) any other applicable Governmental Entity or (3) any SRO (all such reports, and statements being collectively referred to as the “Reports”) since January 1, 2001. Each of the Reports, when filed, complied in all material respects with all applicable statutes, rules, regulations and orders (whether or not enforced or promulgated by the Governmental Entity with which they were filed). The Partnership has paid all fees and assessments due and payable in connection therewith and each such registration is in full force and effect.
               (i) Each of the Partnership’s employees that is required to be registered or licensed as a registered principal, registered representative or a salesperson with the SEC, the CFTC, the securities commission of any state or foreign jurisdiction or any SRO is duly registered or licensed to act in their respective capacities, and all such registrations and licenses are in full force and effect. All federal, state and foreign registration requirements have been complied with in all respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all respects.
               (ii) Without limiting the generality of the preceding paragraphs, except as set forth on Schedule 2.23(b) to the Sellers Disclosure Schedule each of the Partnership and its owners, managers, directors, officers and employees:
                    (A) in the conduct of its business has been and is in compliance in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees applicable to it or to its employees and with the applicable rules of all applicable SROs including (A) all applicable regulatory net capital requirements including SEC Rule 15c3-1 and, as applicable, the “early warnings” and “expansion-contraction” capital requirements of any Governmental Entity, including SROs, and the capital requirements of any futures exchanges, (B) all rules and regulations relating to the maintenance and preservation of books and records (C) the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, (D) the provisions of the Uniting and Strengthening America of Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and the Rules and regulations thereunder, and (E) the Currency and Foreign Transactions Reporting Act of 1970 (Bank Secrecy Act) and the rules and regulations thereunder;
                    (B) is not subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended, and is not subject to a disqualification that would be a basis for censure, limitations on any activities, functions or operations of, or suspension or revocation of the registration as a broker-dealer under Section 15 of the Exchange Act; is not, nor is any of the “principals” (as defined in Section 8a(2) of the Commodity exchange Act), subject to any of the provisions of Section 8A of the Commodity Exchange Act that would permit the CFTC to refuse to register or to suspend or revoke its registration, nor is there any current investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in any such statutory disqualification or provision of Section 8a of the Commodity Exchange Act in respect of any of the subjections covered by this Section 2.22(b);
                    (C) has conducted its operations in accordance, in all material respects, with the provisions of its Governance Documents (as well as the descriptions included in its offering memorandum, if any) and has implemented policies and procedures that are reasonably designed to comply with the applicable federal and state securities and commodities laws, rules and regulations including those relating to anti-money laundering, advertising, licensing, sales practices, market conduct, maintenance of net capital, supervision, books and records, risk assessment and continuing education and the rules of any SRO having jurisdiction (collectively, the “Partnership Policies and Procedures”). The Partnership has no Knowledge of any noncompliance with the Partnership Policies and Procedures;
                    (D) has not at any time within the past three years (A) entered into or been subject to any cease-and-desist or other order or enforcement action or any judgment, consent decree, administrative order, nor (B) entered into or been subject to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, nor (C) been ordered to pay any civil penalty or sanction, nor (D) been a recipient of any directive or supervisory letter from, or adopted a board resolution at the request or suggestion of, any SRO or other Governmental Entity or regulatory body that restricts the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its management, business affairs, or properties (each, a “Regulatory Order”), nor has the Partnership received any notice of the institution against it of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Entity or SRO with respect to any aspect of its business, affairs, properties or assets nor that any such regulatory authority is considering issuing or requesting a Regulatory Order;
                    (E) in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA or Section 4975 of the Code (“ERISA Plans”), has not (A) engaged in any conduct which would subject it or them to liability under Sections 405, 406, 409, 502(i) or 502(1) of ERISA or Section 4975 of the Code or (B) engaged in any conduct that could constitute a crime or violation listed in Section 411 of ERISA which would preclude such person from providing services to any ERISA Plan.
               (iii) The Partnership is a duly qualified member in good standing of the National Futures Association to the extent required to be such a member and has established written supervisory procedures that are reasonably designed to prevent and detect any violation of Laws relating to such entity’s current operations, as applicable, and that include financial, operational, trading, money laundering, internal control and risk control procedures. Buyers have been provided with a true, complete and correct copy of such procedures. Partnership has at all times maintained and continues to maintain, all books and records required by applicable Laws and has at all times filed all reports required by applicable Laws.
               (iv) The Partnership has previously made available each registration of the Partnership and any of its Affiliates as a broker-dealer, Futures Commission Merchant, a registered representative, or as a sales person (or in a similar capacity) with the SEC, the CFTC, the securities or commodities commission or similar authority of any state or foreign jurisdiction or any SRO; each such registration is in good standing (to the extent such concept is applicable) and in full force and effect; and no other registrations are required in order to permit the Partnership to operate its business as presently conducted. The Partnership has also delivered or previously made available all reports and all material correspondence filed by the Partnership with any Governmental Entity under the Exchange Act of 1934, the Commodities Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act and under similar statues within the last three years. The Partnership shall deliver to Buyers true and complete copies of any such forms and reports as are filed by Partnership from and after the date hereof until the Closing. The information contained in such forms and reports was (or will be, in the case of any forms and reports filed after the date hereof) complete and accurate in all material respects as of the time of filing thereof.
               (v) Neither the Partnership nor any of its affiliated persons, as defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended (the “1940 Act”), has been convicted within the past ten (10) years of any felony or misdemeanor described in Section 9(a)(1) of the 1940 Act, or is, by reason of any misconduct, permanently or temporarily enjoined from acting in the capacities, or engaging in the activities, described in Section 9(a)(2) of the 1940 Act.
               (vi) The Partnership is not required to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the transactions contemplated by this Agreement will not require the Partnership, its Affiliates or customers to obtain the consent of any person under Section 205 of the Investment Advisers Act.
               (vii) Other than as previously made available, none of the activities of either the Partnership or its owners, directors, managers, officers or employees, is required to be registered as an investment advisor, investment company, commodity trading advisor, commodity pool operator, exchange or transfer agent, a clearing agency, an alternative trading system, a government securities dealer, or insurance agent under any United State federal, state, local or foreign statutes, laws, rules, or regulations (including any of the Securities or Commodities Laws).
          (c) The Partnership has delivered to Buyers all forms of customer agreements used by the Partnership and its Subsidiaries (collectively, the “Standard Customer Agreements”). All of the customers of the Partnership and its Subsidiaries are party to a customer agreement that is substantially identical to the Standard Customer Agreements. No material modifications or amendments have been made to any such agreement and no other agreement or understanding, written or oral, supplementing the terms set forth in any Standard Customer Agreement has been entered into with a customer. Except for any special commission arrangements set forth in Section 2.23(c) to the Sellers Disclosure Schedule, neither the Partnership nor any Subsidiary is a party to any agreement with any customer regarding commission rates or commission structure other than the commission rates or commission set forth in the Standard Customer Agreements.
          (d) The Partnership and its Subsidiaries have in their possession the valid, binding and enforceable documentation necessary to maintain each customer’s account and to perform brokerage, commodities and related services for any customer, in any manner consistent with its activities on behalf of such customer pursuant to Standard Customer Agreements.
     2.24 Disclosure of All Matters Relating to Regulatory Approval of the Change of Control and Licensing. The Sellers and the Partnership are not aware of any facts or circumstances that would (a) cause any Governmental Entity to not approve the transfer of ownership of Partnership from Sellers to Buyers or (b) cause any Governmental Entity to revoke or restrict the license or licenses to operate as either a broker-dealer or an FCM after the change of ownership.
     2.25 Exchange Memberships. Section 2.25 of the Sellers Disclosure Schedule is a true and complete listing of all Exchange Memberships owned or held by Partnership or any Seller identifying the nature of the Exchange Membership, manner in which it is held and which party it is held by.
     2.26 Books and Records. Sellers have delivered to Buyers the books of account, minute books, partnership or stock record books and other records of the Partnership and its

Subsidiaries as applicable and such books and records have been maintained in accordance with sound business practices and contain accurate and complete records in all material respects of all meetings, or actions taken by the partners, stockholders, the board of directors and any committees of the board of directors, as applicable, of the Partnership and its Subsidiaries. At the Closing, all of the books and records of the Partnership will be in the possession of the Partnership.
     2.27 Brokers or Finders. Except for Sandler O’Neill no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Partnership or any of its Subsidiaries.
     2.28 Bank Accounts. Section 2.28 of the Sellers Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Partnership or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.
     2.29 Affiliated Transactions.
          (a) Except as set forth in Section 2.29 to the Sellers Disclosure Schedule, there are no Contracts, understandings or proposed transactions between the Partnership or any of its Subsidiaries, on the one hand, and any of their respective officers, directors, consultants or employees, or any Affiliate thereof, on the other hand.
          (b) Neither the Partnership nor any of its Subsidiaries is indebted, directly or indirectly, to any of their respective directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Partnership’s or its Subsidiaries’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Partnership or any of its Subsidiaries or, (ii) to the Sellers’ Knowledge, except as set forth in Section 2.29 to the Sellers Disclosure Schedule, have any direct or indirect ownership interest in any Person with which the Partnership or any of its Subsidiaries is affiliated or with which the Partnership or any of its Subsidiaries has a business relationship.
     2.30 Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Partnership or any of its Subsidiaries in favor of any Person.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
     Each Seller, jointly and severally, represents and warrants to Buyers that each statement contained in this Article III is true and correct as of the date hereof and as of Closing with respect to such Seller.

     3.1 Title to Interests. All Interests owned by the Partners are designated on Schedule 1 hereto and are owned of record and beneficially by the Partners free and clear of all Liens, and upon transfer of such Interests to Buyers in accordance with the terms of Article I, Buyers will receive valid title to such Interests, free and clear of all Liens. Except for Buyers, no Person has any right to acquire or vote any Interests owned by any Partner.
     3.2 Authority and Enforceability. Sellers have the requisite power and authority to enter into this Agreement and to consummate the sale of Interests. In the case of any Seller that is not an individual, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the sale of such Seller’s Interests have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and each Ancillary Agreement to which they are party has been or at Closing will be, duly executed and delivered by each Seller and, assuming due authorization, execution and delivery by Buyers and each other Seller, constitutes the valid and binding obligation of each Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies and (c) the enforceability of matters deemed contrary to public policy.
     3.3 No Conflicts; Authorizations. The execution and delivery of this Agreement and the Ancillary Agreements by the Sellers does not, and the performance by each Seller of such Seller’s obligations hereunder and thereunder and the consummation by the Sellers of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which a Seller is a party, (B) of which a Seller is a beneficiary or (C) by which a Seller or any of such Seller’s assets is bound, or (ii) violate or conflict with any Law, Authorization or Order applicable to any Seller, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or any Ancillary Agreement or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, except for such violations, conflicts, defaults and events referred to in clause (i) and for any violations, conflicts, challenges, remedies, relief revocations, modifications referred to in clause (ii) that would not individually or in the aggregate be material to Seller or impair the ability of Seller to perform its obligations pursuant under this Agreement or any Ancillary Agreement. No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to the Partnership or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any Ancillary Agreement and the consummation of the sale of the Interests. The Sellers are not party or subject to any voting agreement, voting trust or any other similar arrangement that has the effect of restricting or limiting the transfer, voting or other rights associated with the Interests.
     3.4 Litigation. There is no Action pending against any Seller or to Seller’s Knowledge threatened that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Ancillary Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any Action that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Ancillary Agreement.
     3.5 FIRPTA Matters. No Seller is a “foreign person” within the meaning of Section 1445 of the Code.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYERS
     Buyers represents and warrants to Sellers that each statement contained in this Article IV is true and correct as of the date hereof and as of Closing.
     4.1 Organization and Good Standing. Each of the Buyers is a corporation or limited liability Company, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate or limited liability company power to own, lease and operate its properties and to carry on its business as now being conducted.
     4.2 Authority and Enforceability. Each of the Buyers has the requisite power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the Acquisition. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Acquisition have been duly authorized by all necessary corporate action on the part of Buyers. This Agreement has been, and the Ancillary Agreements to which it is party have been or at Closing will be, duly executed and delivered by Buyers and, assuming due authorization, execution and delivery by Sellers, constitute the valid and binding obligation of Buyers, enforceable against them in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies and (c) the enforceability of matters deemed contrary to public policy.
     4.3 No Conflicts; Authorizations.
          (a) The execution and delivery of this Agreement and Ancillary Agreement by Buyers does not, and the consummation of the Acquisition by Buyers will not, (i) violate the provisions of any of the Charter Documents of the Buyers, (ii) violate any Contract to which a Buyer is a party, (iii) to the knowledge of Buyers, violate any Law of any Governmental Entity applicable to the Buyers on the date hereof, or (iv) to the knowledge of Buyers, result in the creation of any Liens upon any of the assets owned or used by the Buyers, except in each such case where such violation or Lien would not reasonably be expected to impair materially the ability of Buyers to perform their obligations under this Agreement or consummate the Acquisition.
          (b) No Authorization or Order of, registration, declaration or filing with, or notices to any Governmental Entity is required by Buyers in connection with the execution and delivery of this Agreement or the Ancillary Agreement and the consummation of the Acquisition, except for consents or approvals of the NASD (if applicable) and Guaranty Bank and such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make that would not reasonably be expected to impair materially the ability of Buyers to perform their obligations under this Agreement or consummate the Acquisition.
     4.4 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyers or any Affiliate of Buyers.
     4.5 Capitalization. All shares of Parent Stock to be issued to Sellers pursuant to this Agreement will, when issued pursuant to the terms thereof, be duly authorized, validly issued, fully paid and non-assessable.
     4.6 Securities Filings. Buyers have made available to the Sellers through the SEC’s EDGAR database true and complete copies of all reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Parent pursuant to the Securities Act and the Exchange Act since May 22, 2006. The reports and statements set forth above, and those subsequently provided are referred to collectively herein as the “Parent Securities Filings.” The Parent has timely filed with the SEC all of the Parent Securities Filings that have been filed prior to the date hereof. Each of the Parent Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied in all material respect with the Exchange Act or the Securities Act, as applicable. Notwithstanding the foregoing, no representation or warranty is made as to any information supplied by the Partnership or Sellers with regard to any Parent Securities Filings.
ARTICLE V
COVENANTS OF SELLERS
     5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except with the prior written consent of Buyers, Sellers shall cause the Partnership and each Subsidiary of the Partnership to:
          (a) maintain its corporate existence, pay its debts and Taxes when due, pay or perform other obligations when due, and carry on its business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws, Authorizations and Contracts;
          (b) use its reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business be substantially unimpaired on the Closing Date;

          (c) except with respect to the Excluded Assets, maintain the facilities and assets owned, operated or used by it in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;
          (d) maintain its books and records in accordance with past practice, and use its reasonable best efforts to maintain in full force and effect all Authorizations and Policies;
          (e) promptly notify Buyers of any material event or occurrence not in the ordinary course of business;
          (f) promptly notify the Buyers of any significant credit decision or credit extension or modification to the terms of any significant credit extension by the Partnership to its customers or otherwise;
          (g) use its reasonable best efforts to conduct its business in such a manner that on the Closing Date the conditions in Sections 7.2(a) and (b) will be satisfied; and
          (h) use its reasonable best efforts to cause the Key Employees designated on Schedule 2 to execute and deliver to Buyers at Closing non-solicitation and nondisclosure agreements in form reasonably satisfactory to Buyers.
     5.2 Negative Covenants. Except as expressly provided in this Agreement, Sellers shall not permit the Partnership or any of its Subsidiaries to, without the prior written consent of Buyers:
          (a) adopt or propose any amendment to the Charter Documents of the Partnership or any of its Subsidiaries;
          (b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any Equity Security or other security, provided, that, Partnership may make distributions to the Partners up to 4 Business Days prior to Closing and provided, further, that any such distribution unless already fully reflected in the Book Value will reduce the Book Value to the extent not so reflected for the purposes of determining the Adjusted Initial Purchase Price.
          (c) issue or authorize for issuance any Equity Security or other security, or make any change in any issued and outstanding Equity Security or other security, or redeem, purchase or otherwise acquire any Equity Security or other security or sell or transfer any Interest, or take any steps to dissolve or wind up the Partnership;
          (d) (i) other than pursuant to a written agreement or Partnership Benefit Plan disclosed in Section 2.18(a) of the Sellers Disclosure Schedule in the amount required thereunder or in connection with a transfer of Excluded Employees pursuant to the Excluded Business Sale, (A) modify the compensation or benefits payable or to become payable by the Partnership or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, or (B) modify any bonus, severance, termination, pension, insurance or other employee Benefit Plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Partnership or any of its Subsidiaries, or (ii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement, or (iii) other than as expressly provided in this Agreement, terminate any Business Employee;
          (e) establish, adopt, enter into, amend or terminate any Partnership Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Partnership or any of its Subsidiaries;
          (f) other than as part of the Excluded Business Sale or the grant of Out-Bound Licenses on a non-exclusive basis in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of the Partnership or any of its Subsidiaries;
          (g) assume, incur or guarantee any Indebtedness, except for endorsements for collection in the ordinary course of business, or modify the terms of any existing Indebtedness;
          (h) mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any properties or assets of the Partnership or any of its Subsidiaries;
          (i) other than travel loans or advances or with the respect to the Excluded Business and in any event in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person;
          (j) cancel any debts or waive any claims or rights of substantial value;
          (k) (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract, (ii) enter into any Contract that, if in effect on the date hereof, would have been required to be set forth in Section 2.16 of the Sellers Disclosure Schedule as a Material Contract, or (iii) otherwise take any action or engage in any transaction that is material to the Partnership and its Subsidiaries taken as a whole or the Business;
          (l) commence any action or proceeding against a customer of the Partnership or its Subsidiaries;
          (m) (i) make any capital expenditure, or commit to make any capital expenditure that in any one case exceeds $25,000 or capital expenditures that in the aggregate exceed $100,000, or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than immaterial assets, properties or rights in the ordinary course of business consistent with past practice;
          (n) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;
          (o) except with respect to the Excluded Business Sale, be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Partnership or any of its Subsidiaries or (ii) any purchase of all or any substantial portion of the assets or Equity Securities or other securities of the Partnership or any of its Subsidiaries or the Business;
          (p) fail to maintain any Capital Requirements;
          (q) take any actions outside the ordinary course of business;
          (r) engage in any transactions with any of its Affiliates or any Affiliates of any Partner other than on an arm’s-length basis;
          (s) make any changes in its accounting methods, principles or practices or any risk measurement (including any value-at-risk metrics) or margin requirements;
          (t) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;
          (u) take any action or omit to do any act, which action or omission will cause it to breach any obligation contained in this Agreement or cause the conditions in Sections 7.2(a) or (b) not to be satisfied; or
          (v) agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.
     5.3 Access to Information. Subject to the terms of the Confidentiality Agreement by and between Parent and the Partnership dated as of August 16, 2006, as amended (the “Confidentiality Agreement”), Sellers shall, and shall cause the Partnership and its Subsidiaries to, afford to Buyers’ officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of the properties, assets, records, Tax Returns (including working papers), Contracts and other documents related to the Partnership and its Subsidiaries, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Partnership and its Subsidiaries for the purpose of making such investigation of the Partnership and its Subsidiaries as Buyers shall desire to make. Sellers shall furnish to Buyers all such documents and copies of documents and records and information with respect to the Partnership and its Subsidiaries and copies of any working papers relating thereto as Buyers may request. Without limitation to the generality of the foregoing, Sellers and Buyers shall cooperate (including permitting Buyers’ Representatives access to the books and records of the Partnership) in the conduct of a review of the Excluded Business and Excluded Assets and an audit of the Business (the “Excluded Business Review”). Based upon the Excluded Business Review the parties will mutually agree upon the Excluded Assets and terms of the Excluded Business Sale, so as to facilitate the timely completion of the Excluded Business Sale.
     5.4 Resignations. On the Closing Date, Sellers shall cause to be delivered to Buyers duly signed resignations, effective as of the Closing, of all members of the boards of directors of Joint Ventures who are employees of the Partnership of their positions as directors and officers of the Joint Ventures; provided that Ralph Goldenberg may continue to act as a director or officer of the Joint Ventures, Subsidiaries and successor to the Excluded Business notwithstanding his appointment as an officer or manager of the Partnership and employment at the Partnership, and provided, further, that Christopher Hehmeyer may act as a director of the successor entity to the Excluded Business notwithstanding his appointment as an officer or manager of the Partnership and employment at the Partnership.
     5.5 Confidentiality.
          (a) From and after the Closing, Sellers will, and will cause their Subsidiaries and Affiliates to, hold, and will use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all Confidential Information, whether written or oral, concerning the Partnership and its Subsidiaries, except to the extent that Sellers can show that such information (i) is in the public domain through no fault of Sellers or any of their Subsidiaries or Affiliates or (ii) is lawfully acquired by Sellers or any of their Subsidiaries or Affiliates after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of his, her or its Subsidiaries or Affiliates or Representatives are compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyers in writing and shall disclose only that portion of such information that such Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that if requested by Buyers such Seller shall exercise his, her or its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information and Buyers shall reimburse Sellers for their reasonable out of pocket costs and expenses in respect thereof.
          (b) Sellers will retain any of their books and records that relate to the Partnership and/or any of its Subsidiaries. During the period commencing on the Closing Date and ending on the seventh anniversary of the Closing Date, Sellers shall not, and shall cause their Subsidiaries and Affiliates not to, dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days’ prior written notice to Buyers offering to surrender the same to Buyers at Buyers’ expense.
     5.6 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Article VIII, none of any Sellers or the Partnership shall directly or indirectly solicit, initiate, encourage or consider any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyers) relating to any sale of Equity Securities or assets of the Partnership, any business combination transaction involving the Partnership or the merger or consolidation of the Partnership.
     5.7 Obtaining Consents; Further Action. (i) Each of the Sellers shall use its commercially reasonable efforts to take, and to cause its Representatives to take, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including the Excluded Business Sale, and including using commercially reasonable efforts (i) to obtain promptly all necessary waivers, consents and approvals from other parties to material agreements, leases and other Contracts or agreements, (ii) to make promptly all filings and obtain promptly all necessary consents, approvals and authorizations as are required to be obtained under any Law, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and (v) to cause and facilitate the prompt satisfaction of all conditions in Article VII. The Sellers agree to make, or to cause to be made, any filing or notification required by any applicable Law, in each case, with respect to the transactions contemplated by this Agreement as soon as practicable after the date of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to applicable Law.
               (ii) Sellers shall keep Buyers apprised of the status of matters relating to the completion of the transactions contemplated hereby and work diligently in connection with obtaining the requisite approvals, consents or orders of each applicable Governmental Entity and SRO, including:
                    (A) cooperating with Buyers in connection with required filings;
                    (B) furnishing to Buyers all information within its possession that is required for any application or other filing to be made by Buyers in connection with the transactions contemplated by this Agreement;
                    (C) promptly notifying Buyers of any communications from or with any Governmental Entity or SRO with respect to the transactions contemplated by this Agreement;
                    (D) not agreeing to participate in any meeting or discussion with any Governmental Entity or SRO in connection with proceedings relating to the transactions contemplated by this Agreement unless it consults with Buyers in advance, and, to the extent permitted by such Governmental Entity or SRO, gives Buyers the opportunity to attend and participate thereat; and
                    (E) consulting and cooperating with Buyers in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings before any Governmental Entity or SRO relating to the transactions contemplated by this Agreement.
               (iii) If any Seller or any Affiliate thereof receives a request for additional information or documentary material from any Governmental Entity or SRO with respect to this Agreement or the transactions contemplated by this Agreement, then such party, in good faith, as soon as practicable and after consultation with Buyers, shall make an appropriate response to such request.
               (iv) Immediately after the date of this Agreement, the Stockholders’ Representative and SAI shall jointly prepare, and the Stockholders’ Representative shall deliver, or cause the Partnership to deliver, to each customer of the Partnership, a communication regarding the Acquisition and the consequences of such transaction to such customer. The Partnership and the Sellers shall, and the Sellers shall cause the Partnership to, assist SAI, as and when SAI may reasonably request, in Buyers’ initial contact with each such customer. Except as may otherwise be required by applicable Law, prior to the Closing, the Sellers and the Partnership shall not, and shall not permit any agent or Affiliate to, send any other communication to any customer of the Partnership regarding this Agreement or the transactions contemplated hereby without the prior written consent of Buyers.
     5.8 Conduct of Sellers. No Seller shall (i) sell, lease, mortgage or otherwise subject to any Lien or enter into any transaction of any kind or character with respect to, the Interests held by such Seller or (ii) take any action which has, or could reasonably be expected to have, the effect of preventing or materially delaying the Closing or making any of the representations and warranties of any of the Sellers or the Partnership false or inaccurate as of the Closing Date.
     5.9 Certain Employee Matters.
          (a) Business Employees. At Closing, Buyer shall initially employ each Business Employee conditioned upon (i) results satisfactory to the Buyer of a background check and security clearance, conducted in compliance with all applicable Laws, and (ii) execution of Buyer’s standard employee agreements or other employment agreement acceptable to Buyers. Any Business Employee whose background check and/or security clearance check is not satisfactory to the Buyer may, at Buyer’s sole discretion, not become employed by Buyer, and the Sellers and the Partnership will cause the employment of any such Business Employee to be terminated prior to the Closing Date without Liability to the Partnership. Promptly after the date hereof, the Sellers and the Partnership shall provide, and the Sellers shall cause the Partnership or its Affiliates to provide, reasonable access to the Business Employees and shall assist Buyer in enabling it to obtain employment applications from each such Business Employee prior to Closing and, to the extent permitted by applicable Law, such information regarding such employees as is contained in personnel records.
          (b) Excluded Employees. The Partnership shall give all notices to the Excluded Employees as may be required to be given under the Worker Adjustment and Retraining Notification Act or any similar statutes or regulations of any jurisdiction relating to employment or position losses resulting from a plant closing, mass layoff, relocation or termination of business operations. Sellers shall indemnify and hold the Buyer harmless from any and all liabilities arising from such acts, and arising from the termination of the Excluded Employees from employment with the Partnership, and/or transfer and assignment of the Excluded Employees to another employing entity completed prior to or contemporaneous with the Closing.
          (c) No Employee Rights; Termination/Modification of Plans. Nothing in this Section 5.9, express or implied, shall confer upon any Business Employee or Excluded Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment, or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Section 5.9, express or implied, shall be construed to prevent Buyer or any of its Affiliates from terminating the employment of any Business Employee or modifying to any extent or in any respect the terms and conditions of such employment (including any benefit plan that Buyer or any of its Affiliates may establish or maintain).

     5.10 Non-Competition.
          (a) (i) Each Seller covenants that, commencing on the date hereof and ending on the third (3rd) anniversary of the Closing Date (the “NonCompetition Period”), such Seller shall not, and it shall cause its Affiliates not to, engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in, or permit its or any such Affiliate’s name to be used in connection with, any Restricted Business. It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this noncompetition covenant (and the non-solicitation covenants set forth in Sections 5.10(b) and (c)) are therefore not appropriate provided, however, that Seller shall be permitted to own securities of a public company not in excess of two and a half percent (2.5%) of any class of such securities and such ownership shall not be considered to be in competition with the Restricted Business.
          (b) Each Seller covenants that, during the Noncompetition Period, such Seller shall not, and he shall cause his Affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Partnership or any of its Subsidiaries or potential clients or customers of the Partnership or any of its Subsidiaries for purposes of diverting their business or services from the Partnership or any of its Subsidiaries.
          (c) Each Seller covenants that, during the Noncompetition Period, such Seller shall not, and he shall cause his Affiliates not to, solicit the employment or engagement of services of any Person who is or was employed as an employee, contractor or consultant by the Partnership or any of its Subsidiaries during such period on a full- or part-time basis; provided that Sellers may hire an employee who has been terminated by the Partnership.
          (d) Each Seller acknowledges that the restrictions contained in this Section 5.10 are reasonable and necessary to protect the legitimate interests of Buyers and constitute a material inducement to Buyers to enter into this Agreement and consummate the Acquisition. Each Seller acknowledges that any violation of this Section 5.10 will result in irreparable injury to Buyers and agrees that Buyers shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.10, which rights shall be cumulative and in addition to any other rights or remedies to which Buyers may be entitled. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which a Seller or any Affiliate is in breach of his obligations under this Section 5.10.
          (e) In the event that any covenant contained in this Section 5.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.10 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
     5.11 Release.
          (a) In consideration of the payment of the Purchase Price, each Seller hereby releases the Partnership, Buyers and each of their respective Representatives, from any and all obligations, claims, actions, manners of action, dues, causes of action, damages, suits, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, judgments, liabilities and demands of whatsoever kind or nature (at law or in equity) which Seller ever had, or now has or may have, whether now known or unknown, anticipated or unanticipated, direct or indirect, fixed or contingent (“Claims”), against any of them, other than Claims that (i) specifically arise out of and are related to this Agreement, or the transactions contemplated by this Agreement or any related agreements, as the terms of such agreements may be amended from time to time, (ii) are pursuant to any compensation plans or employment arrangements expressly identified on the Sellers Disclosure Schedule, and (iii) arise out of any rights under applicable workers’ compensation Laws, or (iv) constitute fraudulent conduct.
          (b) Each Seller also acknowledges that it may not know or suspect to exist claims in its favor at the time of entering this Agreement which, if known, may materially affect its settlement with the Partnership, Buyers or their Represntatives and hereby knowingly and voluntarily waives any such claims and any rights in respect thereof under any statute or legal principle that would otherwise limit the effectiveness of this release.
     5.12 Update of Sellers Disclosure Schedule. Seller shall promptly disclose to Buyers any information contained in its representations and warranties or the Sellers Disclosure Schedule that is incomplete or is no longer correct as of all times after the date of this Agreement until the Closing Date. However, no such notification shall be deemed a disclosure against or modification of any representation and warranty or an amendment to the Sellers Disclosure Statement unless: (a) the effect of the change in circumstance giving rise to such modification is already fully reflected in the determination of the Closing Adjusted Book Value for the purposes of the adjustment in Section 1.4; or (b) such modification is expressly accepted by Buyers in writing. Buyers will consider whether to accept any proposed modification of the disclosures for the purposes of the foregoing subsection (b) in good faith and will not unreasonably withhold its agreement to accept such a modification if such modification has no economic effect of the Partnership or the Buyers. Notwithstanding the foregoing, any modifications pursuant to this Section 5.12 shall be disregarded for the purposes of Section 8.1(a)(v)(B).
ARTICLE VI
COVENANTS OF BUYERS AND SELLERS
     6.1 Public Announcements. Neither Buyers nor Sellers shall, and Sellers shall cause the Partnership not to, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement except as mutually agreed to by Buyers and Sellers’ Representative provided, however, that Buyers may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with the NASDAQ National Market or applicable securities Laws, in which case Buyers shall allow the Sellers’ Representative reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement; provided, further, that any party may disclose the press release set forth on Exhibit D.
     6.2 Tax Matters.
          (a) Responsibility for Filing Tax Returns. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Partnership and its subsidiaries with respect to taxable periods that end on or before the Closing Date. Buyers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Partnership and its Subsidiaries with respect to taxable periods that end after the Closing Date.
          (b) Cooperation on Tax Matters.
               (i) Buyers, Partnership and its Subsidiaries, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Partnership and its Subsidiaries and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Partnership and its Subsidiaries relating to any taxable period beginning before the Closing Date until the later of (x) expiration of the statute of limitations (and, to the extent notified by Buyers or Sellers, any extensions thereof) of the respective taxable periods, or (y) eight years following the due date (without extension) of the Tax Returns for any such period and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books.
               (ii) Buyers and Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
          (c) Payment of Transfer Taxes and Fees. Sellers shall pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Buyers, Buyers’ Affiliates including, following the Closing, the Partnership and its Subsidiaries with respect to such Transfer Taxes. Sellers shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

          (d) Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements binding the Partnership and/or any Subsidiary or Subsidiaries of the Partnership shall be terminated with respect to the Partnership and any such Subsidiary or Subsidiaries of the Partnership as of the day before the Closing Date and, from and after the Closing Date, neither the Partnership nor any of its Subsidiaries shall be obligated to make any payment to any Seller, Affiliate of Seller, Taxing Authority or other Person pursuant to any such agreement or arrangement for any past or future period.
     6.3 Further Assurances. Subject to the terms of this Agreement, each party hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Acquisition.
ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Conditions to Obligations of Buyers and Sellers. The obligations of Buyers and Sellers to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity and SRO, required to permit the Acquisition shall have been obtained or made and shall be in full force and effect and all applicable waiting periods shall have expired without adverse action.
          (b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Acquisition that makes the consummation of the Acquisition illegal.
     7.2 Conditions to Obligation of Buyers. The obligation of Buyers to consummate the Acquisition is subject to the satisfaction (or waiver by Buyers in writing in its sole discretion) of the following further conditions:
          (a) The representations and warranties of each Seller set forth in this Agreement shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date (without giving effect to any exception for “Material Adverse Effect” or other qualifier using the term “material” or any variation thereof) as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and Buyers shall have received a certificate dated the Closing Date signed on behalf of each Seller to such effect.
          (b) Each Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Seller at or prior to the Closing Date. Buyers shall have received a certificate dated the Closing Date signed on behalf of each Seller to such effect.
          (c) There shall be no, and there shall not have been any, state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other states of facts, developments, events, circumstances, conditions, occurrences or effects that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.
          (d) No Action shall be pending or threatened before any court or other Governmental Entity (i) seeking to prevent consummation of any of the transactions contemplated by this Agreement, (ii) seeking to impose any material limitation on the right of Buyers to own the Interests and to control the Partnership and its Subsidiaries or (iii) seeking to restrain or prohibit Buyers’ ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Partnership and its Subsidiaries, taken as a whole, or compel Buyers or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Partnership and its Subsidiaries, taken as a whole, or of Buyers and its Subsidiaries, taken as a whole. No such Order shall be in effect.
          (e) No Law shall have been enacted or shall be deemed applicable to the Acquisition that has any of the effects set forth in clauses (i) through (iii) in Section 7.2(d).
          (f) Sellers shall have obtained the Consent of each Person whose Consent is required under Schedule 7.2(f) and shall have provided evidence of each such Consent in form and substance satisfactory to Buyers.
          (g) Buyers shall have received consent from Guaranty Bank, and other Lenders party to the credit facility entered between Guaranty Bank and Parent, to the consummation of the transactions contemplated by this Agreement.
          (h) The Principals and Partnership shall have executed and delivered Exchange Membership Lease Agreements in form and substance satisfactory to the Buyers.
          (i) Each Key Employee and at least a majority of the other Business Employees shall have executed and delivered to Buyers an employment agreement or consulting agreement with the Partnership or accepted an employment offer with the Partnership substantially in the forms proposed by Buyers and each such agreement shall remain in full force and effect.
          (j) The Principals shall have executed and delivered Non-Competition Agreements.
          (k) Each of the Sellers shall have delivered to Buyers a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations.
          (l) Buyers shall have received a written opinion of Gardner Carton & Douglas LLP, dated as of the Closing, in the form attached hereto as Exhibit F.

          (m) The Partnership shall have paid all compensation (including bonuses) due to or accrued to employees prior to the Closing Date and shall have paid, or fully reserved and reflected in Book Value, at Closing any amounts payable or accrued under any consulting arrangements.
          (n) The Sellers shall have duly executed and delivered to Buyers each of the Ancillary Agreements to which any of them is a party.
          (o) Each Business Employee who is an employee of both the Partnership and any Joint Venture (other than, to the extent permitted by Section 5.4, the Principals) shall have resigned from his or her position with such Joint Venture, and shall owe no further employment-related duties to any such Person as of the Closing Date.
          (p) The completion of the Excluded Business Sale, in form and substance satisfactory to Buyers, and the acquirer of the Excluded Business shall have entered into the Excluded Business Customer Agreement and Transition Services Agreement with the Partnership in form and substance satisfactory to Buyers.
          (q) Buyers shall be satisfied, in their sole discretion, with the results of their diligence investigations including, without limitation, the results of the Excluded Business Review, and in connection with pending investigations by the SEC, NASD, CFTC or other applicable Governmental Entity or SRO of the Partnership’s activities, and with any other similar or related investigation with regard to the Partnership or its Affiliates by any Governmental Entity or SRO.
          (r) The Partnership shall have, and shall retain after the Closing, ownership or lease rights to sufficient membership seats on the CBOT and CME and ownership or pledges of such shares in CBOT and CME as shall be necessary to permit the Partnership to continue its operations as a clearing member on such exchanges, without, except as expressly contemplated by the Ancillary Agreements, additional cost to the Partnership or any of its Affiliates.
          (s) The amendment to Partnership Agreement provided for in Section 1.1(b) shall have been adopted.
     7.3 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Acquisition is subject to the satisfaction (or waiver by the Sellers’ Representative in writing in its sole discretion) of the following further conditions:
          (a) The representations and warranties of Buyers set forth in this Agreement shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects (without giving effect to any exception for “Material Adverse Effect” or other qualifier using the term “material” or any variation thereof) at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and Sellers shall have received a certificate dated the Closing Date signed on behalf of Buyers to such effect.

          (b) Buyers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyers at or prior to the Closing Date, and Sellers shall have received a certificate signed on behalf of Buyers to such effect.
          (c) No Action shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation. No such Order shall be in effect.
          (d) The Buyers shall have duly executed and delivered to Seller’s Representative each of the Ancillary Agreements to which they, respectively, are party.
ARTICLE VIII
TERMINATION
     8.1 Termination.
          (a) This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:
               (i) by mutual written consent of Buyers and the Sellers’ Representative;
               (ii) by Buyers if the Closing does not occur on or before June 1, 2007; provided, however, that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to Buyers if Buyers’ breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;
               (iii) by the Sellers’ Representative if the Closing does not occur on or before June 1, 2007; provided, however, that the right to terminate this Agreement under this Section 8.1(a)(iii) shall not be available to the Sellers’ Representative if any Seller’s (or any group of Sellers’) or the Partnership’s breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;
               (iv) by Buyers or the Sellers’ Representative if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order or other action is final and non-appealable;
               (v) by Buyers if:

                    (A) any condition to the obligations of Buyers hereunder becomes incapable of fulfillment other than as a result of a breach by Buyers of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyers; or
                    (B) there has been a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement or the Sellers Disclosure Schedule, or if any representation or warranty of any Seller shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied, which breach or failure to perform is not cured within thirty (30) days after written notice thereof describing the default is given to Sellers’ Representative;
                    (C) if any regulatory action shall have been taken against the Partnership or any of its Subsidiaries that has or could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; or
               (vi) by the Sellers’ Representative if:
                    (A) any condition to the obligations of Sellers hereunder becomes incapable of fulfillment other than as a result of a breach by any Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers; or
                    (B) there has been a breach by Buyers of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Buyers shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, which breach or failure to perform is not cured within thirty (30) days after written notice thereof describing the default is given to Buyers.
          (b) The party desiring to terminate this Agreement pursuant to Section 8.1(a) (ii), (iii), (iv), (v) or (vi) shall give written notice of such termination to the other party hereto.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of Buyers or Sellers or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3; provided, however, that the provisions of Section 6.1 (Public Announcements) and Section 8.3 (Remedies) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
     8.3 Remedies. Any party terminating this Agreement pursuant to Section 8.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances that would have permitted the other party to terminate the Agreement under Section 8.1.

ARTICLE IX
INDEMNIFICATION
     9.1 Survival.
          (a) Except as set forth in Section 9.1(b), all representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing until the third anniversary of Closing.
          (b) The representations and warranties contained in Sections 2.1 (Organization and Good Standing), 2.2 (Capitalization), 2.27 (Brokers or Finders), 3.1 (Title to Interests) and 3.2 (Authority and Enforceability), and the representations and warranties of Buyers contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability) and 4.4 (Brokers or Finders) shall survive the Closing indefinitely. The representations and warranties of the Sellers contained in Sections 2.15 (Intellectual Property) shall survive the Closing for five (5) years and representatives and warranties contained in 2.8 (Tax Matters), and 2.18 (Employee Benefits) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).
          (c) The covenants and agreements set forth in this Agreement and any claim based on fraud shall survive the Closing indefinitely.
          (d) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim for indemnification under Section 9.2 or 9.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.
     9.2 Indemnification by Sellers. (a) Each of the Sellers shall, jointly and severally, indemnify and hold harmless Buyers and their Affiliates (including the Partnership and its Subsidiaries) and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyers Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 9.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyers Indemnitee in connection with, or otherwise with respect to:
                    (i) the breach of any warranty or failure of any representation, from Partnership or any Seller in this Agreement, the Sellers Disclosure Schedule, or any certificate or other document furnished or to be furnished to Buyers in connection with the transactions contemplated by this Agreement to be true or accurate;
                    (ii) any breach of any covenant or agreement of the Partnership or any Seller contained in this Agreement, the Sellers Disclosure Schedule, or any certificate or other document furnished or to be furnished to Buyers in connection with the transactions contemplated by this Agreement;
                    (iii) any fees, expenses or other payments incurred or owed by any Seller, the Partnership or any of its Subsidiaries to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement; or
                    (iv) any Transaction Fees or other fees, costs and expenses incurred by Partnership with respect to this Agreement or the transactions contemplated hereby;
                    (v) any Taxes of Partnership or any Subsidiary with respect to taxable periods (or portion’s thereof) that end on or before the Closing Date;
                    (vi) or in any way related to, the Excluded Business and including, without limitation, any Employee Claims related to the employment or cessation of employment of any Excluded Employee and any fees, costs, expenses or other transaction costs (including Taxes) associated with, or arising out of, the Excluded Business Sale;
                    (vii) or related to, any litigation, action, proceeding, arbitration or regulatory investigation arising out of or relating to or in connection with events occurring on or prior to the Closing Date, regardless of when such claim is asserted and including without limitation any Losses or other fees, costs, expenses, fines or penalties associated with the fee audit by CME referenced in Section 2.17 of the Sellers Disclosure Schedule
                    (viii) a liability identified on Section 2.6 to the Sellers Disclosure Schedule if the event or circumstance causing such liability to become choate occurs prior to Closing, except to the extent such liability has been fully reserved for and reflected in the Closing Adjusted Book Value or is fully secured and indefeasibly paid from the proceeds of such Collateral.
Any and all Losses hereunder shall bear interest at the Prime Rate (as reported in The Wall Street Journal, Eastern Edition) from the date incurred until paid.
          (b) The Sellers shall not be liable for any Loss or Losses pursuant to Section 9.2(a)(i) (“Buyers Warranty Losses”) unless and until the aggregate amount of all the Buyers Warranty Losses incurred by the Buyers Indemnitees exceeds $100,000 in which event the Sellers shall be liable for all such excess Buyers Warranty Losses; provided, however, that nothing contained in this Section 9.2(b) shall be deemed to limit or restrict in any manner any rights or remedies that the Buyers have, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder or any inaccuracy or breach of Section 2.4 (Title) or Section 3.1 (Title). The Sellers shall not be responsible for Buyers Warranty Losses that in the aggregate exceed the Purchase Price.

     9.3 Indemnification by Buyers.
          (a) Buyers shall indemnify and defend Sellers and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:
                    (i) the breach of any warranty or failure of any representation, from Buyers, in this Agreement or any certificate or other document furnished or to be furnished to Sellers in connection with the transactions contemplated by this Agreement, to be true or accurate; and
                    (ii) any breach of any covenant or agreement of Buyers contained in this Agreement or any other document furnished or to be furnished to Sellers in connection with the transactions contemplated by this Agreement.
Any and all Losses hereunder shall bear interest at the Prime Rate (as reported in The Wall Street Journal, Eastern Edition) from the date incurred until paid.
          (b) The Buyers shall not be liable for any Loss or Losses pursuant to Section 9.3(a)(i) (“Seller Warranty Losses”) unless and until the aggregate amount of all the Seller Warranty Losses incurred by the Seller Indemnities exceeds $100,000 in which event the Buyers shall be liable for all such excess Seller Warranty Losses; provided, however, that nothing contained in this Section 9.3(b) shall be deemed to limit or restrict in any manner any rights or remedies that the Sellers have, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder. The Buyers shall not be responsible for Seller Warranty Losses that in the aggregate exceed the Purchase Price.
     9.4 Indemnification Procedures for Third Party Claims.
          (a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a Person in respect of which indemnity may be sought under the provisions of this Article IX (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing (“Notice of Claim”) of such Third Party Claim. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.
          (b) Subject to the further provisions of this Section 9.4, the Indemnitor will have 10 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this Section 9.4(b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.
          (c) In any Third Party Defense in which more than one Seller is an Indemnitor hereunder, the Sellers’ Representative shall act on behalf of all Seller Indemnitors, and Buyers shall be entitled to rely on this authority pursuant to Section 1.8.
          (d) The Indemnitor will not be entitled to assume the Third Party Defense if:
               (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;
               (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;
               (iii) the Third Party Claim relates to or arises in connection with any Environmental Action, Taxes or Intellectual Property of the Partnership;
               (iv) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;
               (v) the Third Party Claim involves a customer or supplier of the Buyers, the Partnership or any of its Subsidiaries;
               (vi) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects;
               (vii) the Indemnitor has failed or is failing to vigorously prosecute or defend such Third Party Claim;
               (viii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement;
               (ix) the Third Party Claim could give rise to Losses which are more than the amount indemnifiable by the Indemnitor pursuant to this Article IX.

          (e) If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.
          (f) If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim. The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided, however, that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages that are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim, provided, however, that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.
          (g) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense that the Indemnitor had the right to assume under this Section 9.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 9.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). In connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article IX with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense that it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.
          (h) Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided, however, that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.
     9.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.
     9.6 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands.
     9.7 Effect of Investigation; Waiver.
          (a) An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.
          (b) Sellers acknowledge and agree that, upon and following the Closing, neither the Partnership nor any of its Subsidiaries shall have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Seller whole for or on account of any indemnification or other claims made by any Buyers Indemnitee hereunder. Sellers shall have no right of contribution against the Partnership or any of its Subsidiaries with respect to any such indemnification or other claim.

     9.8 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to Purchase Price.
     9.9 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article IX are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.
     9.10 Consequential Damages and Mitigation. No party shall have any obligation pursuant to this Article IX to indemnify a party for Losses comprising punitive, exemplary or consequential damages. Any party seeking recovery pursuant hereto shall take commercially reasonable steps to mitigate its Losses.
     9.11 Exclusive Remedy. Except in the case of fraud or willful misrepresentation or willful breach by any party, the parties agree that the provisions set forth in this Article IX shall be their sole and exclusive remedy for any claims or causes of action for money damages arising out of, based upon or resulting from the provisions of this Agreement and the transactions contemplated hereby.
     9.12 Effects of Insurance. In the event that an Indemnitee shall actually receive any insurance proceeds on account of a Loss for which an Indemnitor is obliged to indemnify pursuant to this Article IX, the amount of the Loss in respect of which indemnification is required pursuant to this Article IX shall be reduced by the amount of insurance proceeds actually received and retained by the Indemnitee in respect of such Loss. In the event that an Indemnitor has already made payment pursuant hereto in respect of its indemnity for such Loss, and otherwise is in compliance herewith, then the Indemnitee shall pay to the Indemnitor such portion of the insurance proceeds received and retained in respect of the item of Loss for which the Indemnitor has irrevocably made payment on its indemnity hereunder, to the extent of the lesser such payment or the insurance proceeds. Nothing in this Section 9.12 shall require any person to pursue any insurance claim, or to settle or compromise any such claim.
     9.13 No Double Recovery. To the extent that a party has been compensated for an item of Loss pursuant to Section 1.5 or 1.7, such party shall not be entitled to a second recovery under this Article IX to the extent of the payment actually received and retained under Section 1.5 or 1.7 on account of such Loss. For the avoidance of doubt, nothing in Section 1.5 or 1.7 shall be treated as preventing a claim under the Article IX or as limiting or reducing a claim for the purposes of this Article IX in respect of Losses exceeding the payment received pursuant to Section 1.5 or 1.7.
ARTICLE X
MISCELLANEOUS

     10.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to Buyers, to:
Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, TX 75201
Attn: Philip Pendergraft
Facsimile: (214) 765-1164
With required copies (which shall not constitute notice) to:
Penson Worldwide Inc.
1700 Pacific Avenue, Suite 1400
Dallas, TX 75201
Attention: Andrew B. Koslow, Esq.
Facsimile: (214) 217-5096
Morgan, Lewis & Bockius LLP
Two Palo Alto Square
3000 El Camino Road
Palo Alto, CA 94306
Attn: Jonathan N.P. Gilliland, Esq.
Facsimile: (650) 843-4000
If to a Seller or to Sellers’ Representative, to:
Such Seller’s or Sellers’ Representative’s address set forth on Schedule 10.1 hereto
With a required copy (which shall not constitute notice) to:
Gardner Carton & Douglas LLP
191 N. Wacker Drive, Suite 3700
Chicago, IL 60606-1698
Attn: Michael E. Barry, Esq.
Facsimile: (312) 569-3351
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
     10.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
     10.3 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial, advisory, consulting, brokerage or finders fee (including in the case of Sellers any fees payable to Sandler O’Neill) and all other fees and expenses of third parties (“Transaction Fees”), provided, however, that to the extent any Transaction Fees incurred by the Partnership have not been paid by the Sellers prior to the Closing, such Transaction Fees will unless paid out of the Purchase Price proceeds be included as liabilities reducing Closing Adjusted Book Value.
     10.4 Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, that without such consent, Buyers may transfer or assign, in whole or in part or from time to time, to one or more of their Affiliates, the right to purchase all or a portion of the Interests, but no such transfer or assignment will relieve Buyers of their obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
     10.5 Governing Law.
          (a) This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Texas, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.
          (b) Mindful of the high cost of litigation, not only in dollars, but also in time and energy, the Parties intend to and do hereby establish an efficient, final and binding out-of-court dispute resolution procedure to be followed in the unlikely event that a controversy should arise out of or concerning the parties’ agreement. Accordingly, the parties do hereby covenant and agree as follows: In the event that a controversy or dispute arises out of or results from this Agreement or any of the transactions or documents contemplated herein or therein, and such controversy or dispute cannot be settled through negotiations between the parties within 30 days of the notification of such dispute, then the parties covenant and agree to submit the dispute to binding arbitration administered by the American Arbitration Association (the “AAA”), under the AAA’s commercial arbitration rules then in effect, before a panel of three (3) arbitrators. The place of arbitration shall be Dallas, Texas. The award rendered shall be final and binding upon both parties. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. In any action or proceeding with respect to any dispute, arbitrator(s) or court(s) (in the case of a request for equitable relief) may award the prevailing party such prevailing party’s reasonable fees and expenses, including attorneys’ and accountants fees, associated with investigating, preparing and pursuing an arbitration claim.
          (c) Each party hereto knowingly and voluntarily (i) submits to the jurisdiction of the arbitration forum and any courts provided for in (b) above, and (ii) waives and agrees not to assert any objection that it may now or hereafter have alleging lack of personal or subject matter jurisdiction in said arbitration forum or courts, and (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding whether on the basis of inconvenient forum or lack of jurisdiction or otherwise, and (iv) agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the award or in any other manner provided by applicable Law.
     10.6 Counterparts. This Agreement may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of signatures by facsimile or other electronic methods.
     10.7 Obligations of the Sellers and Buyers.
          (a) Each of the Sellers hereby expressly acknowledges and agrees that the obligations of the Sellers under this Agreement are joint and several and each waives and agrees not to assert any defense or benefit that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Without prejudice or limitation to the joint and several nature of each Seller’s obligations hereunder, in the event that Buyers find it necessary to initiate proceedings against the Sellers they shall use their commercially reasonable efforts to initiate such proceedings against all of the Sellers.
          (b) Each of the Buyers expressly acknowledges that the obligations of the Buyers under this Agreement are joint and several. SAI will procure that Parent fulfill its obligations hereunder with respect to the issuance of Parent Stock.
     10.8 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article IX hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.
     10.9 Entire Agreement. This Agreement, the Ancillary Agreements and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.
     10.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     10.11 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.12 Specific Performance. Buyers and Sellers agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
     10.13 Interpretation.
          (a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
          (b) The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.
          (d) The word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified.

          (e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.
          (f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
          (g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
          (h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.
     10.14 Certain Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 10.14:
     “Adjusted Book Value” means, as at the date of determination, the sum of (i) Book Value and (ii) Memberships Value.
     “Adjusted Initial Purchase Price” means the sum of: (i) Book Value of the Partnership as of Closing (determined in accordance with Section 1.4) multiplied by 120% and (ii) the Memberships Value as of Closing (determined in accordance with Section 1.4).
     “Affiliate” means, with respect to any Person, (i) a Person that controls, is controlled by, or is under common control with such Person (it being understood that a Person shall be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, by Contract or otherwise) and (ii) in addition, if such Person is a natural person, any spouse or lineal descendant of such Person.
     “Ancillary Agreements” means the Non-Competition Agreements, the Transition Services Agreement, the Exchange Membership Lease Agreements, and Excluded Business Customer Agreement.
     “Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.
     “Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37))), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, change-in-control, disability, excess benefit, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, that Sellers and the Partnership intend to be subject to ERISA.
     “Book Value” means the book value of the Partnership determined in accordance with Exhibit G.
     “Business” means the businesses conducted by the Partnership on the date of this Agreement through the Closing Date, other than the Excluded Business.
     “Business Day” means a day other than a Saturday, Sunday or other day on which the New York Stock Exchange is authorized or required by Law to close.
     “Business Employee” means any employees of the Partnership employed in the Business.
     “Capital Requirements” means all minimum net capital requirements applicable to Partnership imposed by any SRO or other Governmental Entity.
     “Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.
     “CBOT” means the Chicago Board of Trade.
     “CFTC” means the United States Commodity Futures Trading Commission.
     “Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
     “CME” means the Chicago Mercantile Exchange.
     “Code” means the Internal Revenue Code of 1986.
     “Confidential Information” means any proprietary or confidential information or trade secrets, including, without limitation, research, production plans and methods, distribution plans and methods, marketing and sales plans and methods, product or business plans, proposals, client lists and client information (including without limitation information about customers of the Partnership), prospect lists, vendor and supplier information, Software, developments, inventions, processes, formulas, technology, sales methods and systems, sales and profit figures, finances and other business information disclosed by the Partnership, or its clients or agents or Affiliates, either directly or indirectly in writing orally or by drawings or inspection of documents or other tangible property.
     “Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

     “Earnout Consideration” shall mean with respect to any Earnout Year, an aggregate amount for all Partners equal to twenty-five percent (25%) of EBT for such Earnout Year.
     “Earnout Year” shall mean (i) with respect to the first Earnout Year, the twelve calendar month period commencing on the first day of the calendar month following the Closing Date, and (ii) with respect to the second Earnout Year, the calendar year commencing on the anniversary of the first Earnout Year and (ii) with respect to the third Earnout Year, the calendar year commencing on the anniversary of the second Earnout Year.
     “EBT” shall mean the pre-Tax income of the Business during the applicable Earnout Year less the cost of capital associated with the Business (being (i) the sum of beginning book value for such Earnout Year, plus capital contributions during such Earnout Year, plus the Purchase Premium, multiplied by (ii) the Federal Funds Rate). The calculation of EBT shall be performed consistently throughout all applicable Earnout Years in accordance with GAAP as applied in the preparation of the Parent’s audited financial statements provided, further, that earnings and expenses allocated to the Business shall be made in accordance with GAAP so as to jointly reflect earnings generated by and expenses associated with the Business in an equitable manner, so avoiding artificial distortion of the net earnings of the Partnership.
     “Employee Claims” means any claim or Liability or Loss for any employment related claims, including claims involving, alleging or arising out of wrongful dismissal or constructive discharge, discrimination or sexual harassment, pay equity, workplace safety and insurance, workers compensation, occupational health and safety, labor relations or employment standards.
     “Employment Agreement” means any contract, program, arrangement, policy, manual, handbook, practice or plan that provides for employment, wages, incentive or discretionary compensation awards, sales commissions, bonuses, paid time off (such as for vacation, holidays, sickness, bereavement), and for any other payment or benefit, or providing any other term or conditions of employment with the Partnership, that the Sellers and the Partnership intend is not subject to ERISA.
     “Environment” means all indoor or outdoor air, surface water, groundwater, surface or subsurface land, including all fish, wildlife, biota and all other natural resources.
     “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law.
     “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, human health, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act,

29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.
     “Environmental Permits” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.
     “Equity Securities” means (a) Capital Stock, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding Capital Stock.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any entity that is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Partnership or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Membership” means any membership of, or trading or clearing seats on, any securities, futures or commodities exchange or clearing organizations.
     “Exchange Membership Lease Agreement” means a lease or other arrangement satisfactory to Buyers by which Partnership receives the use or benefit of Exchange Memberships owned or held by any Seller.
     “Excluded Assets” means the assets exclusively used in the Excluded Business as determined pursuant to the Excluded Business Review.
     “Excluded Business” means the proprietary trading business of the Partnership and its Joint Ventures.
     “Excluded Business Customer Agreement” means the customer agreement, in form and substance satisfactory to Buyers, between Partnership and the Excluded Business.
     “Excluded Business Review” means the review and audit of the Excluded Business, Excluded Assets and Business pursuant to Section 5.3.

     “Excluded Business Sale” means the divestiture of the Excluded Business by the Partnership (including all Excluded Assets) at or prior to Closing in form and substance satisfactory to Buyers.
     “Excluded Employee” means any employee, contractor, consultant of Partnership and its Affiliates, other than the Business Employees.
     “Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).”
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, and any successor thereto.
     “GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time and applied consistently throughout the applicable periods.
     “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, any SRO and any other non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.
     “Hazardous Substances” means all explosive materials, radioactive materials, hazardous materials, toxic materials, wastes, chemicals, petroleum, petroleum by-products and petroleum products (including crude oil or any fraction thereof), asbestos and asbestos containing materials, and all other materials, chemicals and substances that are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.
     “Holdback Amount” means an amount equal to ten percent (10%) of the Initial Purchase Price.
     “Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) any guaranty of any of the foregoing, and (h) any Subordinated Debt.
     “Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

     “Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
     “Joint Ventures” means the companies and joint venture organizations through which the Partnership conducts the Excluded Business, as set forth on Exhibit E.
     “Key Employees” means the individuals listed on Schedule 2, as such list may be amended in Buyers’ sole discretion from time to time up until the date which is five (5) Business Days prior to the Closing Date.
     “Knowledge” means (i) with regard to a natural person, the actual knowledge of such individual as to a particular fact or matter and such knowledge of such fact or matter as a prudent individual could be expected to discover or otherwise become aware of after reasonable inquiry regarding the existence of such fact or matter (including inquiry of persons employed by Partnership having primary responsibility for the applicable subject matter); and (ii) with regard to any other Person, the knowledge of each individual who is serving as a director, officer, employee, partner, executor or trustee of such Person (or in any similar capacity) as determined in accordance with the preceding clause (i).
     “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, ruling, regulation and any other binding requirement, or determination of any Governmental Entity, or any interpretation of any of the foregoing by a Governmental Entity.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.
     “Material Adverse Effect” or “Material Adverse Change” means event circumstance or condition which may have a material adverse effect on, or material adverse change in, the financial condition, business, assets, liabilities, or results of operations of the Partnership and its Subsidiaries individually or in the aggregate.
     “Memberships Value” means the value (valued at the average of (i) closing bid price and (ii) closing ask price and (iii) last sale price; provided, however, that if the last sale price is outside of the range between closing bid and ask prices it will be disregarded) as of the close of business on the applicable date of determination, of the (i) exchange seats owned by the Partnership, and (ii) the LCH membership of the Partnership and (iii) the securities owned by the Partnership.
     “NASD” shall mean the NASD (f/k/a the National Association of Securities Dealers, Inc.).
     “Non-Competition Agreement” means the Non-Competition and Confidentiality Agreement in the form of Exhibit H.
     “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

     “Parent” means Penson Worldwide Inc., a Delaware corporation.
     “Parent Stock” shall mean the Common Stock, par value $0.01per share, of Parent.
     “Parent Valuation” shall mean the last reported sale price of the Parent Stock or the closing price quoted on the NASDAQ National Market or on any other exchange on which the Parent Stock is listed, whichever is applicable, for the five trading days ending prior to the date of determination.
     “Partnership Agreement” means the Third Amended and Restated Partnership Agreement of the Partnership dated as of December 30, 2004.
     “Permitted Liens” means (a) Liens for current real or personal property taxes not yet due and payable and with respect to which the Partnership maintains adequate reserves, and (b) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the businesses of the Partnership or any of its Subsidiaries or the present or proposed use of the affected property.
     “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.
     “Purchase Premium” means, determined as of the Closing Date, the sum of (i) the difference between the Memberships Value and the carrying cost of the (A) exchange seats owned by the Partnership, and (B) LCH membership of the Partnership and (C) securities owned by the Partnership included in Book Value; and (ii) Book Value multiple by 20%.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.
     “Restricted Business” means the business of providing access and clearing services to clients trading on futures exchanges and other domestic or global markets or exchanges and of acting as a futures commission merchant in respect thereof.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the U.S. Securities Act of 1933, as amended.
     “SRO” means the NASD, National Futures Association, CFTC, CME, CBOT, any national securities exchange, any other derivative clearing organization or securities exchange, futures exchange, contract market, commodities market, clearinghouse, clearing organization or corporation or other similar federal, state or foreign self-regulatory body or organization.
     “Subordinated Debt” means any subordinated debt incurred to comply with regulatory capital requirements.

     “Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries. For the purposes of this Agreement, Subsidiaries of the Partnership prior to Closing shall include the Joint Ventures.
     “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.
     “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.
     “Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and fees.
     “Transition Services Agreement” means the Transition Services Agreement between the Partnership and Excluded Business substantially in the form of Exhibit I (with schedules in form and substance reasonably satisfactory to the Buyers and Sellers).
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
     “$” means United States dollars.
(Remainder of Page Intentionally Left Blank)

     IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed as of the date first above written.

BUYERS:

SAI Holdings, Inc.

By: /s/ Philip A. Pendergraft
Name: Philip A. Pendergraft
Title: Executive Vice President

GHP1, Inc.

By: /s/ Philip A. Pendergraft
Name: Philip A. Pendergraft
Title: President

GHP2, LLC

By: /s/ Philip A. Pendergraft
Name: Philip A. Pendergraft
Title: Manager
Signature Page to Purchase Agreement

PARTNERSHIP:

Goldenberg Hehmeyer & Co.

By: /s/ Ralph Goldenberg
Name: Ralph Goldenberg
Title: Co-chairman

SELLERS’ REPRESENTATIVE:

Christopher Hehmeyer, in his capacity as Sellers’ Representative
/s/ Christopher Hehmeyer

SELLERS:

Goldenberg LLC

By: /s/ Ralph Goldenberg
Name: Ralph Goldenberg
Title: Managing Member

Hehmeyer LLC

By: Christopher Hehmeyer
Name: Christopher Hehmeyer
Title: Managing Member

GHCO Partners LLC

By: /s/ Christopher Hehmeyer
Name: Christopher Hehmeyer
Title: Managing Member
Signature Page to Purchase Agreement

GH Traders LLC

By:	/s/ Ralph Goldenberg
Name:	Ralph Goldenberg
Title:	Managing Member of Member

Christopher Hehmeyer

/s/ Christopher Hehmeyer

Ralph Goldenberg

/s/ Ralph Goldenberg

Signature Page to Purchase Agreement

Exhibit A to Purchase Agreement
Form of Buyer Closing Certificate
     Pursuant to Section 1.3(a)(ii) of the Purchase Agreement dated as of ___, 2006 by and among Goldenberg Hehmeyer & Co., Goldenberg LLC, Hehmeyer LLC, GHCO Partners LLC, GH Traders LLC, Christopher Hehmeyer, Ralph Goldenberg, SAI Holdings, Inc., GHP1, Inc., GHP2, LLC, (the “Agreement”) the undersigned does hereby certify that:
1.	The representations and warranties of the Buyers set forth in Article IV of the Agreement that are qualified by materiality (considered collectively and individually) were true and correct at and as of the date of the Agreement and are true and correct at and as of the Closing Date as if made at and as of the Closing Date, and the representations and warranties that are not so qualified (considered collectively and individually) were true and correct in all material respects at and as of the date of the Agreement and are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties were true and correct as of such earlier date.

2.	Buyers have performed or complied in all material respects with all obligations and covenants required by the Agreement to be performed or complied with by them at or prior to the Closing.
Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this certificate as of ___, 2006.

GHP1, Inc.

By:

Name:
Title

GHP2, LLC

By:

Name:
Title

SAI Holdings Inc.

By:

Name:
Title:

Exhibit B to Purchase Agreement
Form of Seller Closing Certificate
     Pursuant to Section 1.3(b)(iii) of the Purchase Agreement dated as of ___, 2006 by and among Goldenberg Hehmeyer & Co., Goldenberg LLC, Hehmeyer LLC, GHCO Partners LLC, GH Traders LLC, Christopher Hehmeyer, Ralph Goldenberg, SAI Holdings, Inc., GHP1, Inc., GHP2, LLC, (the “Agreement”) the undersigned does hereby certify that:
1.	The representations and warranties of the Sellers set forth in Articles II and III of the Agreement that are qualified by materiality (considered collectively and individually) were true and correct at and as of the date of the Agreement and are true and correct at and as of the Closing Date as if made at and as of the Closing Date, and the representations and warranties that are not so qualified (considered collectively and individually) were true and correct in all material respects at and as of the date of the Agreement and are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties were true and correct as of such earlier date.

2.	Sellers have performed or complied in all material respects with all obligations and covenants required by the Agreement to be performed or complied with by them at or prior to the Closing.

3.	Attached hereto as Exhibit A is a true and complete copy of the resolutions of the Partnership:
a.	approving the transfers of the Interests of the Partners to the New Partners;

b.	electing to continue the Partnership;

c.	waiving any rights to dissolve or liquidate the Partnership; and

d.	amending the Partnership Agreement to reflect the admission of the New Partners and the transfer of the Interests of the Partners to the New Partners.
4.	Attached hereto as Exhibit B is a true and complete copy of the Partnership Agreement as adopted by the Partnership upon passage of the resolutions referenced in 3 above.
Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this certificate as of ___, 2006.

Goldenberg LLC

By:

Name:
Title:

Hehmeyer LLC

By:

Name:
Title

GHCO Partners LLC

By:

Name:
Title

GH Traders LLC

By:

Name:
Title:

Christopher Hehmeyer

Ralph Goldenberg

Exhibit C to Purchase Agreement
Form of Assignment and Assumption Agreement
          This ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment”) is made and entered into as of ______, 2006 by and among Goldenberg LLC, Hehmeyer LLC, GHCO Partners LLC, GH Traders LLC, (each “Partner” and collectively, the “Partners”) and the GHP1, Inc. and GHP2, LLC (each a “New Partner” and collectively, the “New Partners”).
RECITALS
          WHEREAS, pursuant to the terms of that certain Purchase Agreement dated as of ___ ___, 2006 among the Partners, Goldenberg Hehmeyer & Co. (the “Partnership”), Christopher Hehmeyer, Ralph Goldenberg, SAI Holdings, Inc., and the New Partners (the “Purchase Agreement”), the Partners have agreed to sell and assign and the New Partners have agreed to purchase and accept all of the Partners’ respective rights, title and interest in and to: (i) their partnership interests in the Partnership; (ii) their rights pursuant to the Partnership Agreement; and (iii) all voting, management and other rights that they may have in respect to the Partnership (collectively, the “Interests”).
          WHEREAS, all capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.
AGREEMENT
          NOW, THEREFORE, in consideration of the execution of the Purchase Agreement and performance of their obligations thereunder and for other good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Assignment. Each Partner hereby assigns, transfers, grants and delivers to the applicable New Partner (as set forth on Schedule A), all of its respective rights, title and interest in, to and under the Interests, including all rights, benefits and interest pursuant to the Partnership Agreement. Each New Partner hereby accepts such assignment and consents to its admission as a partner in the Partnership, and assumes the obligations and responsibilities of a partner under the Partnership Agreement.
Cooperation. Subject to the terms and condition hereof, the parties agree to shall use their best efforts to take, or cause to be taken, such action, and to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Assignment and under applicable law to consummate and make effective the transactions contemplated by this Assignment.
Representations and Warranties. Each Partner acknowledges that it has made certain representations and warranties as more fully described in Articles II and III of the Purchase Agreement, each of which is deemed incorporated herein. The respective representations and warranties, and related indemnities and indemnification procedures contained in the Purchase Agreement, expressly survive this Assignment. Each Partner acknowledges and agrees that it has no further right, title or interest in or to the property or assets of the Partnership, nor any right to vote or otherwise be involved in the management of the Partnership.
Continuation of Partnership. Upon consummation of the transactions contemplated hereby each New Partner shall be a partner of the Partnership, which partnership shall continue notwithstanding the transfer of the Interests nor any dissociation by any Partner. Each of the Partners and New Partners hereby consents to the assignments of the Interests and elects to continue the Partnership, which shall not be treated as dissolved or wound up, but shall continue in business with the same rights, powers, proprieties and assets as prior to the transactions contemplated hereby.
Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to otherwise applicable principles of conflicts of laws.
Successors and Assigns. This Assignment shall be binding on and inure to the benefit of the parties hereto, their successors in interest and assigns.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.

GHP1, Inc.

By:

Name:
Title

GHP2, LLC

By:

Name:
Title

Goldenberg LLC

By:

Name:
Title:

Hehmeyer LLC

By:

Name:
Title

GHCO Partners LLC

By:

Name:
Title

GH Traders LLC

By:

Name:
Title:

[Signature Page to Assignment and Assumption]

SCHEDULE A
to Assignment and Assumption
PARTNERSHIP INTERESTS

		Interests Acquired by	Interests Acquired
Assigning Partner	Interests Assigned	GHP1, Inc.	by GHP2, LLC
Goldenberg LLC

Hehmeyer LLC

GHCO Partners LLC

GH Trader LLC

Total

Exhibit D to Purchase Agreement
Form of Initial Press Release

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Exhibit G to Purchase Agreement
Book Value

Book Value as defined by GAAP

Less:	All Excluded Assets
All exchange seats, at carrying value
All securities owned, at carrying value
LCH membership at carrying value
All uncollectible/impaired assets
(including but not limited to: all unsecured or partially secured accounts, uncollectible receivables and advances, short security positions and futures contracts not marked to market, intangible assets)

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Exhibit H to Purchase Agreement
Form of Non-Competition Agreement
     THIS NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made and entered into as of                     , 2006, by and among                     , an individual residing at                      in the State of                     (the “Executive”), Goldenberg Hehmeyer & Co., an Illinois general partnership (the “Partnership”), and SAI Holdings, Inc., a Texas corporation (the “Buyer”).
     WHEREAS, Goldenberg LLC, Hehmeyer LLC, GHCO Partners LLC and GH Traders LLC who are all of the partners in the Partnership (each a “Partner”), Ralph Goldenberg and Christopher Hehmeyer, the principal beneficial owners of the Partners, the Partnership and the Buyer have entered into that certain Purchase Agreement, dated as of                     , 2006 (the “Purchase Agreement”), pursuant to which the Buyer will acquire all of the partnership interests in the Partnership. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.
     WHEREAS, prior to the Closing pursuant to the Purchase Agreement the Partnership shall divest the Excluded Business through the Excluded Business Sale.
     WHEREAS, the Partnership is in the business of providing access and clearing services to clients trading on futures exchanges and other domestic or global markets or exchanges and of acting as a futures commission merchant in respect thereof (the “Business”).
     WHEREAS, the Executive is a partner of, or member in, one or more of the Partners and will receive direct tangible benefits from the consummation of the Acquisition (including participation in the proceeds of the Purchase Price payable pursuant to the Purchase Agreement) and following the closing of the Acquisition the Executive will be employed by and/or be an officer or manager of the Partnership.
     WHEREAS, the Buyer and the Partnership will be irreparably harmed if, within the Covenant Period (as defined below), the Executive, or any other business owned in whole or in part by the Executive, directly or indirectly competes or interferes with the Business as continued by the Partnership and the Buyer.
     WHEREAS, the execution of this Agreement by the parties hereto is a condition to the closing of the Acquisition under the terms of the Purchase Agreement.
     NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
NON-COMPETITION AND NON-SOLICITATION
1.1.	Covenant Not to Compete. Executive covenants and agrees that at no time during the Covenant Period shall Executive directly or indirectly (including, without limitation, in the capacity of owner, partner, shareholder, officer, director, investor, consultant,

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lender, advisor, independent contractor, agent or employee of any commercial enterprise), alone or with others, (a) engage in the Business in the United States of America, Canada or the European Union; or (b) operate, control or manage any business within any of the above geographic areas that competes with the Buyer’s business. Provided that Executive shall be permitted to own securities of a public company not in excess of five percent (5%) of any class of such securities and such ownership shall not be considered to be in competition with the Partnership.
For the purposes of this Agreement the “Covenant Period” means the longer of (a) the period during which Executive provides services to the Partnership (whether as an employee, an officer, a director, a manger, a consultant or otherwise) and a period of twenty four (24) months immediately following the termination of such relationship for whatever reason (whether voluntarily or involuntarily), and (b) the period expiring on the fifth anniversary of the date of this Agreement.
1.2.	Non-Solicitation of Employees. Executive covenants and agrees that, during the Covenant Period, Executive shall not, directly or indirectly (including, without limitation, in the capacity of owner, partner, shareholder, officer, director, investor, consultant, lender, advisor, independent contractor, agent or employee of any commercial enterprise), alone or with others, solicit for employment, recruit, entice, or induce to leave the employ of the Partnership or any of its Affiliates any person who is then an employee or consultant of the Partnership or any of its Affiliates. As part of this restriction, Executive agrees not to interview or provide any nontrivial input to any third party regarding any such person during the period in question.

1.3.	Non-Solicitation of Customers. Executive covenants and agrees that, during the Covenant Period, Executive shall not, directly or indirectly (a) solicit, entice, or induce any Person that is a present, former or prospective customer of the Partnership or any of its Affiliates to enter into any contract or agreement with or otherwise patronize any business directly or indirectly in competition with the Partnership or any of its Affiliates; (b) canvass, solicit, or accept from any Person who is a customer of the Partnership or any of its Affiliates; or (c) request or advise any person who is a customer or vendor of the Partnership or any of its Affiliates, to withdraw, curtail, or cancel any such customer’s or vendor’s business with the Partnership or any of its Affiliates. For the purposes of this Section a prospective customer shall mean any Person with whom the Partnership has been actively engaged regarding initiation of a customer relationship or has targeted as a significant business development opportunity during the previous 12 months of the Covenant Period.

1.4.	Agreement Not to Disparage. Executive covenants and agrees that, during the Covenant Period, Executive shall not disparage the Buyer, the Parent, the Partnership or any of its Affiliates, or any director, officer, employee or agent of the Buyer, the Parent, the Partnership or any of its Affiliates.

1.5.	Excluded Business. Notwithstanding the foregoing, the Executive shall be entitled to [continue in employment at, and] be an [officer and/or] director of, the proprietary trading business currently operated by the Excluded Business. [Insert for Ralph Goldenberg re employee or officer/director and Chris Hehmeyer re director.]

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2. ARTICLE II
CONFIDENTIALITY AND INVENTION ASSIGNMENT
2.1.	Confidential Information.

2.1.1.	Partnership Information. Executive covenants and agrees at all times during the term of his or her employment by Partnership or its Affiliates and thereafter, to hold in strictest confidence, and not to use or disclose (or attempt to use or disclose), except for the benefit of the Partnership, any Confidential Information of the Partnership or its clients.
For the purposes of this Agreement, “Confidential Information” means any proprietary or confidential information or trade secrets, including, without limitation, research, production plans and methods, distribution plans and methods, marketing and sales plans and methods, product or business plans, proposals, client lists and client information (including without limitation information about clients of the Partnership and its Affiliates), prospect lists, vendor and supplier information, software, developments, Inventions (as defined in Section 2.2(b) herein), processes, formulas, technology, sales methods and systems, sales and profit figures, finances and other business information disclosed to Executive by the Partnership, or its clients or agents or Affiliates, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property. Provided that Confidential Information does not include any information that has become publicly known and made generally available to the public through no wrongful act by any Person.
2.1.2.	Former Employer Information. Executive agrees that he or she will not, during his or her employment with the Partnership or its Affiliates, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other Person with whom Executive has any agreement or duty to keep such information or secrets confidential, if any, and that Executive will not bring onto the premises of the Partnership or its Affiliates any unpublished document or proprietary information belonging to any such employer or Person unless consented to in writing by such employer or Person. Executive herby confirms to the Partnership that his employment and contemplated duties as an employee of the Partnership do not and will not violate or cause Executive to breach any obligation or covenant made to any former or concurrent employer, and Executive will not take any action during employment with the Partnership or its Affiliates that would violate or breach of any legal obligation that Executive may have to any former or concurrent employer.

2.1.3.	Third Party Information. Executive acknowledges that the Partnership has received and in the future will receive confidential or proprietary information from third parties in respect of which the Partnership has a duty or obligation to maintain confidentiality and to use such information for restricted purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person or to use it except as necessary in carrying out Executive’s work for the Partnership, and consistent with the Partnership’s agreement with such third parties.

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2.2.	Inventions.

2.2.1.	Inventions Retained and Licensed. Executive represents and warrants to the Partnership that except as set forth on Exhibit A hereto (if any), there are no inventions, original works of authorship, developments, improvements, or trade secrets that were made by the Executive prior to employment with the Partnership, that belong to Executive and relate to the Partnership’s proposed business, products or research and development (“Prior Inventions”). Executive further agrees that if in the course of his or her employment by the Partnership or its Affiliates, Executive incorporates into a Partnership product or service a Prior Invention in which Executive has an interest, the Partnership is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product or service.

2.2.2.	Assignment of Inventions.
          (i) Executive agrees to promptly make full written disclosure to the Partnership (or any persons designated by it), and to hold in trust for the sole right and benefit of the Partnership, and hereby assigns to the Partnership, or its designee, without further compensation, all of Executive’s right, title, and interest in and to any and all Inventions and any and all rights and benefits resulting therefrom, that (A) relate to the business of the Partnership or its Affiliates or any other company or Person with which the Partnership is doing business or invested in or is considering doing business with or investing in, or any of the products or services being developed, manufactured or sold by the Partnership or any other such company or Person, (B) result from tasks assigned to Executive by the Partnership or its Affiliates, or (C) result from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Partnership or its Affiliates.
          (ii) Executive also assigns to the Partnership (or as directed by it) any rights that Executive may have or acquire in any invention, full title to which is required to be in the United States by a contract between the Partnership or its Affiliates and the United States or any of its agencies.
          (iii) All such Inventions and the benefits thereof shall immediately become the sole and absolute property of the Partnership and its assigns, and Executive agrees to communicate, without cost or delay, and without publishing the same, all available information relating to the Inventions (with all necessary plans and models) to the Partnership. Executive further acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of his or her employment and that are protectable by copyright are works made for hire, as that term is defined in the United States Copyright Act.
For the purposes of this Agreement “Inventions” means all inventions, original works of authorship, discoveries, designs, processes, developments, concepts, formulas, technology, business methods, apparatus, software and computer programs, improvements, trade secrets, trade know-how, and all other intellectual property, whether or not patentable or registrable under patent, copyright, or similar laws, that Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Partnership or its Affiliates.

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          (c) Maintenance of Records. Executive agrees to keep and maintain adequate and current records of all Inventions made by Executive (solely or jointly with others) during the term of his or her employment with the Partnership or its Affiliates. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Partnership. The records will be available to and remain the sole property of the Partnership at all times.
2.3 Returning Partnership Property and Documents. Executive agrees that, at the time of leaving the employ of the Partnership or its Affiliates, he or she will deliver to the Partnership (and will not keep in his or her possession or deliver to anyone else) any and all mobile telephones, pagers, computers, credit cards, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, materials, equipment, other documents or property, including without limitation any and all originals and reproductions of any aforementioned items developed or used by Executive pursuant to his or her employment with the Partnership or its Affiliates or otherwise belonging to the Partnership or its Affiliates.
ARTICLE III
GENERAL PROVISIONS
3.1 Employment at Will. Executive acknowledges and agrees that (a) this Agreement does not create any obligation on the part of the Buyer, Partnership or their Affiliates or any other Person or offer employment to, or continue the employment of, Executive, and (b) unless employment for a term is specifically provided for in an employment agreement entered with the Partnership, any employment of Executive by Buyer, Partnership or their Affiliates is strictly at will, and (c) the obligations of Executive pursuant to this Agreement shall survive the termination of any such employment.
3.2 Enforcement. The parties hereto agree that the covenants of the Executive contained in this Agreement are special and unique, that a breach of any term or provision in this Agreement may cause irreparable injury to the Buyer and the Partnership and that remedies at law for the breach of any provision of this Agreement will be inadequate and that, in addition to any other remedies it may have in the event of breach, the Partnership and Buyer shall be entitled to enforce specific performance of the terms and provisions of this Agreement, to obtain temporary and permanent injunctive relief to prevent the continued breach of such provisions without the necessity of posting bond or proving actual damage. The covenants in this Agreement are independent, and the existence of any claim or cause of action of the Executive or any other Affiliate of the Executive against the Buyer and the Partnership, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement by the Buyer or Partnership.
3.3 Separate Covenants. The parties hereto intend that the covenants contained in this Agreement be construed as a series of separate covenants. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then the unenforceable covenant(s) shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced; provided, however, in the event any such unenforceability is caused by such separate covenant(s) being held to be excessively broad as to duration, geographical scope, activity or subject, such separate

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covenant(s), at the option of the Buyer, shall remain a part of this Agreement and shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the then applicable law.
3.4 Tolling of Term. If, during any calendar month within the term of this Agreement, the Executive is not in compliance with the terms of this Agreement, the Buyer and Partnership shall be entitled to, among other remedies, compliance by the Executive with the terms of this Agreement for an additional number of calendar months that equals the number of calendar months during which such noncompliance occurred.
3.5 Inducement; Reasonableness of Restrictions. The Executive acknowledges that the execution of this Agreement is an inducement for the Buyer to consummate the transactions contemplated by the Purchase Agreement and that the geographic boundaries, scope of prohibited activities, and time duration of the provisions of Articles I and II are reasonable and are no broader than are necessary to maintain and protect the legitimate business interests of the Buyer and Partnership.
3.6 Integration. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and all other written or oral agreements relating to the subject matter hereof hereby are superseded. Provided that nothing in this Agreement shall be deemed to modify or limit any provisions of the Purchase Agreement.
3.7 Amendment; Waiver. No modification or amendment hereof shall be valid and binding unless it be in writing and signed by the parties hereto. The waiver of any provision hereof shall be effective only in the specific instance and for the particular purpose for which it was given. No failure to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof.
3.8 Benefit; Assignment. This Agreement will be binding upon the Executive’s heirs, executors, administrators and other legal representatives, and will be for the benefit of the Buyer, Partnership and their respective its successors and assigns. This Agreement is assignable by the Buyer and Partnership.
3.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, at the option of the Buyer, there shall be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
3.10 Governing Law.
     (a) This Agreement is to be interpreted and enforced according to the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof.

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     (b) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS AND FOR ANY COUNTERCLAIM RELATING THERETO.
3.11 Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled.
3.12 Remedies Cumulative. No remedy conferred by any of the specific provisions of this Agreement or the Purchase Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.
3.13 Multiple Counterparts. This Agreement may be executed in a number of counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
3.14 Cumulative Rights. The rights and remedies of the parties pursuant to this Agreement are cumulative and in addition to all similar and other rights of the parties under other agreements between them, or among them and others.
[BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SAI HOLDINGS, INC.
By:
Name:
Its:

EXECUTIVE NAME:

GOLDENBERG HEHMEYER & CO.
By:
Name:
Its:

:

Exhibit A
Prior Inventions

Exhibit I to Purchase Agreement
Form of Transition Services Agreement
     This Transition Services Agreement (the “Agreement”) is entered into as of                     ,                     , 2006 (the “Effective Date”), by and between Goldenberg, Hehmeyer & Co, an Illinois general partnership (“GHCO”) and [GH Traders LLC] (“[GHT]”). GHCO and GHT each may be referred to individually in this Agreement as a “Party” or together as the ‘Parties.”
RECITALS
     WHEREAS, pursuant to the terms of that certain Purchase Agreement dated as of                     , ___, 2006 (the “Purchase Agreement”) among GHCO, GHT, Goldenberg LLC, Hehmeyer LLC, GHCO Partners LLC, Ralph Goldenberg, Christopher Hehmeyer, SAI Holdings, Inc. GH1, Inc., and GH2 LLC; GH1 Inc. and GH2 LLC purchased all of the partnership interests in GHCO. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.
     WHEREAS, prior to the Closing of the acquisition of GHCO, GHT acquired the proprietary trading business of GHCO pursuant to the Excluded Business Sale.
     WHEREAS, GHCO and GHT each desire to provide for the continued provision of certain services from the other on a transitional basis, notwithstanding the Closing of the Acquisition pursuant to the Purchase Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1. GHCO Services.
     (a) GHCO shall provide, or cause one or more of its Affiliates to provide, to GHT the GHCO Services set forth on Annex A-                      through A-                      hereto (the “GHCO Services”). For each GHCO Service, Annex A sets forth, among other things, a description of the Service to be provided, the time period during which the Service will be provided (if different than from the Term as set forth in Section 7(a)), the location from which such Service is currently provided, the fee for such Service (the “Applicable GHCO Service Fee”) and other terms applicable thereto.
     (b) GHCO shall provide, or cause one or more of its Affiliates to provide, the GHCO Services with the same degree of skill, attention and care as it performed such functions or conducted such activities in the conduct of the Business prior to the Excluded Business Sale. However, GHCO shall not be required, and shall not be deemed to have assumed any obligation, to expand its current facilities or its capacity to perform the GHCO Services (whether through the hiring of additional or replacement employees

1

or contractors, acquisition of new or additional technology or equipment, making of additional capital investments, or otherwise). Except as set forth in this Section 1(b), GHCO makes no warranties, express or implied, with respect to the Services to be provided by GHCO pursuant to this Agreement.
     (c) GHCO undertakes to provide the GHCO Services in material compliance with all Laws and Authorizations applicable at the location in which the GHCO Services are rendered.
2. GHT Services.
     (a) GHT shall provide, or cause one or more of its Affiliates to provide, to GHCO the GHT Services set forth on Annex B-                      through B-                      hereto (the “GHT Services”, and together with the GHCO Services, the “Services”). For each GHT Service, Annex B sets forth, among other things, a description of the Service to be provided, the time period during which the Service will be provided (if different than from the Term as set forth in Section 7(a)), the location from which such Service is currently provided, the fee for such Service (the “Applicable GHT Service Fee” and together with the Applicable GHCO Service Fees, the “Applicable Fees”) and any other terms applicable thereto.
     (b) GHT shall provide, or cause one or more of its Affiliates to provide, the GHT Services with the same degree of skill, attention and care as GHCO performed such functions or conducted such activities in the conduct of the Excluded Business prior to the Excluded Business Sale. However, GHT shall not be required, and shall not be deemed to have assumed any obligation, to expand its current facilities or its capacity to perform the GHT Services (whether through the hiring of additional or replacement employees or contractors, acquisition of new or additional technology or equipment, making of additional capital investments, or otherwise). Except as set forth in this Section 2(b), GHT makes no warranties, express or implied, with respect to the Services to be provided by GHT pursuant to this Agreement.
     (c) GHT undertakes to provide the GHT Services in material compliance with all Laws and Authorizations applicable at the location in which the GHT Services are rendered.
3. Compensation; Payment.
     (a) As consideration for the provision of the Services, GHT shall, for each GHCO Service performed, pay GHCO the Applicable GHCO Service Fee for such GHCO Service, and GHCO shall, for each GHT Service performed, pay GHT the Applicable GHT Service Fee for such GHT Service. In the event a Service is terminated, the Applicable Fee for such Service will be prorated for the number of days of Service received in the calendar month (based on a thirty day month) in which the Service is terminated.
     (b) After the end of each month, each of GHT and GHCO will submit one invoice to the other Party for all Services provided by it and its Affiliates during such

2

month. Each invoice shall include a summary list of the previously agreed upon Services for which there is an Applicable Fee together with such documentation as may reasonably be required to verify the amount of any Applicable Fee.
     (c) Payment of all invoices shall be made by check or electronic funds transmission in U.S. Dollars without any offset or deduction of any nature whatsoever, within 30 days of the date of receipt of the invoice. The Party paying the invoice is responsible for any loss of payment in transit and must be able to stop payment and reissue the appropriate funds in the event of such loss. No payment shall be deemed received until actually received by a Party hereto in same-day and freely available funds. Interest shall accrue daily on any past-due balances at a rate per annum equally to LIBOR.
4. Co-Operation. Each of GHT and GHCO, as applicable, shall make available on a timely basis to the other Party all information and materials reasonably requested by such Party to enable it to perform its obligations pursuant to this Agreement. Either Party shall be relieved of its obligations hereunder to the extent that the other Party’s failure to take any such action renders performance of such obligations unlawful or impracticable.
5. Treatment of Employees.
     (a) All employees, consultants and representatives of GHCO and its Affiliates shall be deemed for purposes of all compensation and employee benefits matters (including all withholding taxes, worker’s compensation insurance, social security contributions and other applicable Taxes or similar costs related to their employment or retention) to be employees, consultants or representatives of GHCO and its Affiliates and not employees, consultants or representatives of GHT. In performing the Services, such employees and representatives shall be under the direction, control and supervision of GHCO (and not GHT) and GHCO shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.
     (b) All employees, consultants and representatives of GHT and its Affiliates shall be deemed for purposes of all compensation and employee benefits matters (including all withholding taxes, worker’s compensation insurance, social security contributions and other applicable Taxes or similar costs related to their employment or retention) to be employees, consultants or representatives of GHT and its Affiliates and not employees, consultants or representatives of GHCO. In performing the Services, such employees and representatives shall be under the direction, control and supervision of GHT (and not GHCO) and GHT shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.
6. Non-Exclusive. Nothing in this Agreement shall preclude GHT or GHCO from obtaining, in whole or in part, Services of any nature that may be obtainable from the other Party hereto or its Affiliates, from its own employees or from other providers.

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7. Term; Termination.
     (a) Subject to the further provisions of this Section 7 and except as expressly provided with respect to a specific Service in the Annexes hereto, the term of this Agreement shall be [                    ] following the date hereof.
     (b) Notwithstanding anything to the contrary contained herein or in Annexes, GHCO may terminate any individual Service on a Service-by-Service basis (and/or location-by-location basis where an individual Service is provided at multiple locations of GHCO) upon prior written notice to GHT identifying the particular Service (or location) to be terminated and the effective date of termination, which date shall be not less than 30 days after receipt of such notice.
     (c) Notwithstanding anything to the contrary contained herein or in Annexes, GHT may terminate any individual Service on a Service-by-Service basis (and/or location-by-location basis where an individual Service is provided at multiple locations of GHT) upon prior written notice to GHCO identifying the particular Service (or location) to be terminated and the effective date of termination, which date shall be not less than 30 days after receipt of such notice.
     (d) This Agreement may be terminated as to all of the Services prior to the expiration of the term of this Agreement as set forth in Section 7(a), upon written notice as set forth below:
          (i) by either Party, if the other Party fails to pay any invoice within 5 days following the date when payment of such invoice is due unless such Party is disputing such invoice in good faith;
          (ii) by either Party, if the other Party commits a material breach of any provision of this Agreement and such material breach continues for a period of 30 days following a written request to cure such breach.
     (e) Following any termination of this Agreement or a Service, the parties shall cooperate in good faith with the other Party to transfer records and take all other actions reasonably requested to assist the other Party to make alternative arrangements for the provision of services substantially consistent with the Services provided to such Party pursuant to this Agreement.
8. Limitation of Liability.
     (a) No Party shall have any liability to the other Party with respect to the provision of Services by it in excess of the aggregate price paid for Services hereunder, unless the breach arises out of the gross negligence or willful failure of performance of the Party providing the Service.
     (b) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND

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WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, BUSINESS INTERRUPTIONS AND CLAIMS OF CUSTOMERS.
9. Indemnification.
     (a) GHCO hereby agrees to indemnify and hold GHT and its respective officers, directors, agents, employees, and Affiliates harmless from and against any and all liabilities, losses, damages, expenses, fines and penalties of any kind, including reasonable attorney’s fees and disbursements incurred by GHT, as the result of any claim by any third party arising out of or resulting from the provision of GHT Services hereunder.
     (b) GHT hereby agrees to indemnify and hold GHCO and its respective officers, directors, agents, employees, and Affiliates harmless from and against any and all liabilities, losses, damages, expenses, fines and penalties of any kind, including reasonable attorney’s fees and disbursements incurred by GHCO, as the result of any claim by any third party arising out of or resulting from the provision of GHCO Services hereunder.
10. Confidential Information. Each Party agrees to maintain the confidentiality of all Confidential Information relating to the other Party, its Affiliates or any third party that may be disclosed by such other Party to it (including its employees, consultants and contractors) in connection with the performance of the Services. Each Party shall retain the entire right, interest and title to its Confidential Information. No license under any Intellectual Property is hereby granted or implied by the provision of Services to the other Party.
11. Amendments and Waivers.
     (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.
     (b) No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.
12. Assignment; Binding Obligations. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by either Party without the prior written consent of the other Party, except that GHT or GHCO may assign its rights under this Agreement to any of its Affiliates. Subject to the first sentence of this Section 12 this Agreement shall be binding upon and inure to the benefit of the parties hereto and their

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respective successors and assigns and no other person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 12 shall be void.
13. Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, set forth the entire understanding of the parties with respect to the subject matter hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.
14. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of a Party, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certificate or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follow:
(i) if to GHCO:
Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, TX 75201
Attn: Philip Pendergraft
Facsimile: (214) 765-1164
With required copies (which shall not constitute notice) to:
Penson Worldwide Inc.
1700 Pacific Avenue, Suite 1400
Dallas, TX 75201
Attention: Andrew B. Koslow, Esq.
Facsimile: (214) 217-5096
(ii) if to GHT

Attn:

Facsimile:

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or to such other address or to the attention of such person or persons as the receiving Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
15. No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any person other than the Parties hereto (and where applicable their Affiliates) any rights or remedies hereunder; provided that, in the case of Section 9, the other indemnified persons and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third-party beneficiaries of such section and shall have the right to enforce such section in their own names.
16. Headings. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
17. Counterparts. This Agreement may be executed in counterparts, and either Party may execute separate counterparts, both of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument.
18. Severability; Enforcement. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
19. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
20. Arbitration. Mindful of the high cost of litigation, not only in dollars, but also in time and energy, the Parties intend to and do hereby establish an efficient, final and binding out-of-court dispute resolution procedure to be followed in the unlikely event that a controversy should arise out of or concerning the Parties’ agreement. Accordingly, the parties do hereby covenant and agree as follows: In the event that a controversy or dispute arises out of or results from this Agreement or any of the transactions or documents contemplated herein or therein, and such controversy or dispute cannot be settled through negotiations between the Parties within 30 days of the notification of such dispute, then the Parties covenant and agree to submit the dispute to binding arbitration administered by the American Arbitration Association (the “AAA”), under the AAA’s commercial arbitration rules then in effect, before a panel of three (3) arbitrators. The place of arbitration shall be Dallas, Texas. The award rendered shall be final and binding

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upon both parties. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. In any action or proceeding with respect to any dispute, arbitrator(s) or court(s) (in the case of a request for equitable relief) may award the prevailing Party such prevailing Party’s reasonable fees and expenses, including attorneys’ and accountants fees, associated with investigating, preparing and pursuing an arbitration claim.
21. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Texas, without giving effect to any choice of Law or conflict of Laws rules or provisions that would cause the application of the Laws of any other jurisdiction.
22. Independent Contractor. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of either Party with respect to the indebtedness, liabilities, obligations or actions of the other or any of their respective officers, directors, employees, stockholders, agents or representatives, or any other person or entity.
23. Survival. The provisions of Sections 3 and 7 through 24 shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.
24. Force Majeure.
(a) Except with respect to payment obligations, neither Party shall be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including, but not limited to, strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, embargo, natural disaster, acts of God, acts of terrorism, flood, fire, sabotage, accident, delay in transportation, loss and destruction of property, intervention by governmental entities, change in laws, regulations or orders, other events or any other circumstances or causes beyond the delayed Party’s reasonable control.
(b) Upon learning of the occurrence of such event of force majeure, the delayed Party shall promptly notify the other Party, either orally or in writing. In the event of any failure or delay in performance of the Services, the delayed Party shall use its reasonable commercial efforts to restore the Services as soon as may be reasonably practicable. The other Party shall not be liable for payment of any Applicable Fees during the period in which the Services could not be provided by reason of force majeure.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

[GHCO]

By:

Name:

Title:

[GHT]

By:

Name:

Title: